Exhibit 99.1 Equity Interest Purchase Agreement

                       EQUITY INTERESTS PURCHASE AGREEMENT

                                  BY AND AMONG

                             HAKE ACQUISITION CORP.,

                             MATRIX SERVICE COMPANY,

                                       AND

                              THE HOLDERS OF EQUITY

                    INTERESTS IN THE HAKE GROUP OF COMPANIES

                        (AS MORE FULLY DESCRIBED HEREIN)

                            DATED AS OF MARCH 7, 2003

                                TABLE OF CONTENTS

                                                                              PAGE #
                                                                              ------
ARTICLE I DEFINITIONS............................................................2
    1.01. Certain Definitions....................................................2
    1.02. Schedules; Etc.........................................................2
    1.03. Plurals; Etc...........................................................2
    1.04. Interpretation.........................................................2

ARTICLE II PURCHASE AND SALE OF EQUITY INTERESTS.................................2
    2.01. Purchase and Sale of Equity Interests..................................2
    2.02. Purchase Price.........................................................2
    2.03. Estimated Cash Amount at Closing.......................................4
    2.04. Adjustments to Purchase Price..........................................4
    2.05. MEP Payments...........................................................6
    2.06. Initial Fees...........................................................6

ARTICLE III RETAINED LIABILITIES.................................................6
    3.01. Retained Liabilities...................................................6

ARTICLE IV CLOSING AND CLOSING DATE..............................................7
    4.01. Closing................................................................7
    4.02. Closing Date...........................................................7

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE HOLDERS..........................7
    5.01. Representations and Warranties of the Holders..........................7
    5.02. Authority; Consents; Enforcement; Noncontravention.....................7
    5.03. Noncontravention.......................................................8
    5.04. Qualification of The Hake Group of Companies in Other States...........8
    5.05. Ownership of Equity Interests..........................................9
    5.06. Capitalization.........................................................9
    5.07. No Outstanding Rights..................................................9
    5.08. Securities Issued in Compliance With Laws..............................9
    5.09. Financial Statements...................................................9
    5.10. Absence of Undisclosed Liabilities.....................................9
    5.11. Absence of Certain Events.............................................10
    5.12. Books of Account, Records and Minute Books............................12
    5.13. Certain Payments......................................................13
    5.14. Compliance With Legal Requirements....................................13
    5.15. Governmental Authorizations...........................................14
    5.16. Condition of Computers................................................15
    5.17. Condition of Software.................................................15
    5.18. Ownership of Software.................................................15

                                                                              PAGE #
                                                                              ------
    5.19. Condition and Sufficiency of Assets...................................15
    5.20. Contracts.............................................................15
    5.21. Benefit Plans.........................................................17
    5.22. Intentionally Omitted.................................................17
    5.23. Pension Plans.........................................................17
    5.24. Compliance of Benefit Plans With ERISA and Code.......................17
    5.25. Multi-employer Plans..................................................18
    5.26. Post-Retirement Benefits..............................................18
    5.27. Administration and Cost of Plans......................................18
    5.28. No Prohibited Transactions............................................19
    5.29. Intentionally Omitted.................................................19
    5.30. Intentionally Omitted.................................................19
    5.31. Copies of Documents...................................................19
    5.32. Intentionally Omitted.................................................20
    5.33. List of Employees.....................................................20
    5.34. Compliance with Environmental Laws....................................20
    5.35. No Environmental Claims...............................................21
    5.36. No Environmental Orders...............................................21
    5.37. No Environmental Liabilities..........................................21
    5.38. No Hazardous Materials................................................21
    5.39. No Environmental Release..............................................22
    5.40. Delivery of Environmental Reports, etc................................22
    5.41. Insurance.............................................................22
    5.42. Intellectual Property.................................................23
    5.43. Ownership of Intellectual Property....................................23
    5.44. Patents...............................................................24
    5.45. Marks.................................................................24
    5.46. Copyrights............................................................24
    5.47. Trade Secrets.........................................................24
    5.48. Royalties.............................................................24
    5.49. Employee Agreements...................................................25
    5.50. Labor Relations; Compliance...........................................25
    5.51. Litigation; Compliance With Legal Requirements, Etc...................25
    5.52. No Agent, Finder or Broker............................................27
    5.53. Product and Service Warranties........................................27
    5.54. Product and Service Liability.........................................27
    5.55. Real Property.........................................................27
    5.56. Similar Business Ownership............................................29
    5.57. Status of Contracts and Leases........................................29
    5.58. Studies...............................................................30
    5.59. Bank Accounts.........................................................30
    5.60. Payment of Union Fringe Benefits......................................30
    5.61. No Liquidated Damages.................................................30
    5.62. Completeness of Statement; Effect of Representations and Warranties...30

                                                                              PAGE #
                                                                              ------
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER..............................31
    6.01. Representations and Warranties of Buyer...............................31
    6.02. Corporate Status......................................................31
    6.03. Authority of Buyer; Binding Effect....................................31
    6.04. Noncontravention......................................................31
    6.05. No Agent, Finder or Broker............................................31
    6.06. Investment Intent.....................................................32
    6.07. Completeness of Statement; Effect of Representations and Warranties...32
    6.08. Litigation............................................................32
    6.09. Ownership of the Buyer by Matrix; No Prior Activities.................32
    6.10. Filings with the Securities Exchange Commission.......................32
    6.11. Consolidated Tax Return...............................................33

ARTICLE VII.....................................................................33
    7.01. Definition of Tax and Tax Return......................................33
    7.02. Tax Returns...........................................................33
    7.03. Tax Elections.........................................................34
    7.04. Withholdings..........................................................34
    7.05. Waivers of Statute of Limitations.....................................34
    7.06. Tax Agreements........................................................34
    7.07. Preparation of Tax Returns; Payment of Taxes..........................34
    7.08. Filings By Buyer......................................................35
    7.09. Payment By Holders....................................................35
    7.10. Final Tax Returns.....................................................35
    7.11. Cooperation...........................................................36
    7.12. Notices...............................................................37
    7.13. Representation of Holders.............................................37
    7.14. Joint Representation..................................................37
    7.15. Representation of Buyer...............................................38
    7.16. Refunds, Etc..........................................................38
    7.17. Tax Indemnification...................................................39

ARTICLE VIII COVENANTS OF THE PARTIES...........................................40
    8.01. No Negotiation........................................................40
    8.02. Operations of The Hake Group of Companies Pending Closing.............41
    8.03. Holder Covenants Regarding Environmental Matters......................42
    8.04. Buyer's and Matrix's Covenants Regarding Environmental Matters........43
    8.05. Investigation of The Hake Group of Companies by Buyer and Matrix......43
    8.06. Remedy for Breach of Sections 8.01 and 8.03...........................43
    8.07. Title Insurance; Surveys..............................................44
    8.08. Lien and Litigation Searches..........................................44
    8.09. Transition of The Hake Group of Companies.............................44
    8.10. Further Assurances....................................................45
    8.11. No Actions Constituting a Breach......................................45

                                                                              PAGE #
                                                                              ------
    8.12. Notification of Breaches..............................................45
    8.13. Compliance With Conditions............................................45
    8.14. Consents; Actions.....................................................46
    8.15. Guaranties............................................................46
    8.16. Publicity.............................................................48
    8.17. Intentionally Omitted.................................................48
    8.18. Letters of Credit.....................................................48
    8.19. Certain Employment Matters............................................48
    8.20. Permits...............................................................48
    8.21. Bonding...............................................................49
    8.22. Holder Payback and Discharge..........................................49
    8.23. Excluded Assets.......................................................49
    8.24. Storage Tank Removal..................................................49

ARTICLE IX CONDITIONS TO CLOSING................................................49
    9.01. Conditions to Obligations of the Buyer................................49
    9.02. Conditions to Obligations of the Holders..............................51

ARTICLE X TERMINATION...........................................................52
   10.01. Termination of Agreement..............................................52
   10.02. Effect of Termination.................................................54

ARTICLE XI DELIVERIES AND ACTIONS TO BE TAKEN AT THE CLOSING....................54
   11.01. Deliveries by Holders.................................................54
   11.02. Deliveries by Buyer and Matrix........................................55
   11.03. Actions and Deliveries Simultaneous...................................55

ARTICLE XII INDEMNIFICATION; REMEDIES...........................................55
   12.01. Survival; Right to Indemnification Not Affected by Knowledge..........55
   12.02. Indemnification and Payment of Damages By the Holders.................56
   12.03. Specific Holder Indemnifications......................................56
   12.04. Limitations on Holders' Indemnification...............................57
   12.05. Exceptions to Section 12.04.  A. Limitations..........................58
   12.06. Indemnification By Buyer and Matrix...................................58
   12.07. Procedure for Indemnification.........................................58
   12.08. Arbitration...........................................................60
   12.09. Claims Against Deferred Portion of the Purchase Price.................60
   12.10. Payment Procedures....................................................61

ARTICLE XIII MISCELLANEOUS PROVISIONS...........................................61
   13.01. Confidentiality of Agreement..........................................61
   13.02. Consent to Jurisdiction...............................................62

                                                                              PAGE #
                                                                              ------
   13.03. Construction..........................................................62
   13.04. Entire Agreement......................................................63
   13.05. Exhibits and Schedules................................................63
   13.06. Expenses..............................................................63
   13.07. Governing Law.........................................................63
   13.08. Headings..............................................................63
   13.09. Invalidity of Provisions; Severability................................63
   13.10. No Third Party Beneficiaries..........................................64
   13.11. Notices...............................................................64
   13.12. Specific Performance..................................................65
   13.13. Successors and Assigns................................................65
   13.14. Waiver................................................................65

Additional Documents:

Appendix 1 Definitions

Exhibit A  Hake Group of Companies and Percentage of Purchase Price

Exhibit B  WIP Contracts and Percentage Completed

Exhibit C  Agreed Procedure

Exhibit D  MEP Participants

Disclosure Schedules

                       EQUITY INTERESTS PURCHASE AGREEMENT

          THIS EQUITY INTERESTS PURCHASE AGREEMENT is made and entered into as of this 7th day of March, 2003, by and among Hake Acquisition Corp., a Delaware corporation ("Buyer"), Matrix Service Company, a Delaware corporation ("Matrix") and the "Holders" (as these and certain other capitalized terms used herein are defined on Appendix I hereto (individually, a "Party" and collectively, the "Parties")).

                                    RECITALS:

     A. Matrix owns all of the issued and outstanding capital stock of Buyer.

     B. The Holders, directly or indirectly, own all of the issued and outstanding Equity Interests of The Hake Group of Companies, all as set forth in Exhibit A hereto. A member of the Hake Group of Companies owns 50% of the interests in Ragner Hake LLC.

     C. Buyer desires to purchase from the Holders and the Holders desire to sell to Buyer, for the consideration and upon and subject to the terms, conditions and covenants set forth in this Agreement, all of the issued and outstanding Equity Interests of The Hake Group of Companies.

     D. Matrix has agreed to become a party to this Agreement, and to make its representations, warranties, covenants and agreements set forth herein, as an inducement for and as a condition to the execution and delivery of this Agreement by the Holders.

                                   AGREEMENT:

          NOW, THEREFORE, in consideration of the premises and the mutual promises and undertakings made by the parties in this Agreement, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

                                   DEFINITIONS

Certain Definitions. Capitalized terms used in this Agreement that are not defined herein are used as defined in Appendix I hereto.

Schedules; Etc. References made to a "Schedule", refer to any of the Schedules attached hereto, and references made to an "Article" or a "Section", unless otherwise specified, refer to one of the Articles or Sections of this Agreement. Reference to a document, agreement, matter or other information in one Schedule shall be deemed a reference to such document, agreement, matter or information in all Schedules, but only to the extent the information or facts required to be disclosed with respect to such other Schedules are manifest from a reading of the Schedule itself and not from a reading of the agreements or other documents annexed thereto or that constitute a part thereof. Inclusion of information in a Schedule does not constitute an admission or acknowledgment of the materiality or significance of the matter disclosed.

Plurals; Etc. As used herein, the plural form of any noun shall include the singular and the singular shall include the plural, unless the context otherwise requires. Each of the masculine, neuter and feminine forms of any pronoun shall include all such forms unless the context otherwise requires.

Interpretation. The Article and Section headings contained in this Agreement are solely for the purpose of ease or reference, and shall not in any way affect the meaning or interpretation of this Agreement.

                      PURCHASE AND SALE OF EQUITY INTERESTS

Purchase and Sale of Equity Interests. Upon the terms and subject to the conditions set forth herein, the Holders agree to sell, transfer, convey, assign and deliver to Buyer at the Closing, and Buyer agrees to purchase and accept from the Holders at the Closing, all of the applicable Holder's right, title and interest under, in and to all of the issued and outstanding Equity Interests of Hake Group, Inc. held by such Holder, free and clear of all Encumbrances. The parties acknowledge that acquiring all of the Equity Interests in the Hake, Inc., Buyer will own, directly or indirectly, all of the Equity Interests in The Hake Group of Companies and 50% of the membership interests of Ragner Hake LLC.

Purchase Price. Buyer shall pay to the Holder Representative for the benefit of the Holders, for and in consideration of the sale by the Holders to Buyer of the Equity Interests an aggregate purchase price of Fifty Million Dollars ($50,000,000.00), as the same may be adjusted as hereinafter provided (as so adjusted, the "Purchase Price"). The portion of the Purchase Price attributable to each Holder, expressed as a percentage of the Purchase Price, is set forth opposite the name of each Holder on Exhibit A hereto. The Purchase Price shall be paid as follows:

Subject to the adjustments to the Purchase Price set forth in Section0below, Forty Million Dollars ($40,000,000.00) (the "Cash Amount"), of which Buyer will be credited with (i) the amount of $19,863,171 in respect of the payment made by Hake Group, Inc. to MEP Participants pursuant to Section 0A. (the "Initial MEP Payment") and (ii) and $1,255,000 in respect of payments of fees to firms identified on Schedule0A. on account of the portion of their fees payable at Closing as provided in Section 2.06 (the "Initial Fees"); plus

Subject to the reduction of the Purchase Price, including the Deferred Portion of the Purchase Price, by reason of any indemnification payments made by the Holders pursuant to Sections 12.02 and 12.03 below, Ten Million Dollars ($10,000,000.00) (the "Deferred Portion of the Purchase Price") payable as follows and which shall be subject to Section0

     One Million Dollars ($1,000,000.00) shall be paid to the Holder Representative and Harris Williams & Co. ("Harris Williams") in the proportions identified on Schedule 2.02B, in immediately available funds on March 7, 2004;

     Two Million Dollars ($2,000,000.00) shall be paid to the Holder Representative and Harris Williams in the proportions identified on Schedule 2.02B, in immediately available funds on March 7, 2005;

     Two Million Dollars ($2,000,000.00) shall be paid to the Holder Representative and Harris Williams in the proportions identified on Schedule 2.02B, in immediately available funds on March 7, 2006;

     Two Million Dollars ($2,000,000.00) shall be paid to the Holder Representative and Harris Williams in the proportions identified on Schedule 2.02B, in immediately available funds on March 7, 2007; and

     Three Million Dollars ($3,000,000.00) shall be paid to the Holder Representative and Harris Williams in the proportions identified on Schedule 2.02B, in immediately available funds on March 7, 2008.

          Notwithstanding the foregoing, in the event that Buyer or Matrix shall deliver the Substitution LC to the Holder Representative as provided in Section0, the Deferred Portion of the Purchase Price shall be paid as follows:

               1. One Million Dollars ($1,000,000.00) shall be paid to the Holder Representative and Harris Williams in the proportions identified on
Schedule 2.02B, in immediately available funds on March 7, 2004;

               2. Two Million Dollars ($2,000,000.00) shall be paid to the Holder Representative and Harris Williams in the proportions identified on
Schedule 2.02 B. in immediately available funds on September 7, 2005;

     Three Million Dollars ($3,000,000.00) shall be paid to the Holder Representative and Harris Williams in the proportions identified on Schedule
2.02 B. in immediately available funds on September 7, 2006; and

     Four Million Dollars ($4,000,000.00) shall be paid to the Holder Representative and Harris Williams in the proportions identified on Schedule
2.02 B. in immediately available funds on March 7, 2008.

Estimated Cash Amount at Closing. On the Closing Date, Buyer shall pay to the Holder Representative for the benefit of the Holders the Estimated Cash Amount, which shall be the difference between (i) Forty Million Dollars ($40,000,000.00) and (ii) the sum of (x) the Initial MEP Payment and (y) the Initial Fees, adjusted as follows:

Plus $3,751,818 reflecting the estimated Excess in the Net Current Assets at Closing over the Net Current Assets reflected in the Acquisition Date Balance Sheet determined in accordance with Schedule0A.; and

Plus $650,000 representing the amount of any Approved Capital Expenditures set forth on Schedule 2.03B. attached hereto.

          The Estimated Cash Amount shall be paid in cash by wire transfer of immediately available funds to the account of the Holder Representative.

Adjustments to Purchase Price. In addition to the adjustments in Section 2.03, the Purchase Price shall be subject to the following additional adjustments. Subject to the terms of Section 2.05 below, the adjustments referred to in Sections 2.04A. and 2.04B. shall be made as adjustments to the Cash Amount and the adjustment referred to in Section 2.04C. shall be made as an adjustment to the Deferred Portion of the Purchase Price:

Working Capital Adjustment.

     As soon as practicable, but in no event later than ninety (90) days after the Closing, the Holders shall cause to be prepared and delivered to Buyer the Closing Date Balance Sheet which shall reflect the Net Current Assets as of the close of business on the Closing Date (the "Actual Net Current Assets"). The Closing Date Balance Sheet and the Actual Net Current Assets reflected thereon shall be determined in accordance and consistently with the Agreed Procedure, and the Closing Date Balance Sheet shall be accompanied by an audit opinion thereon of the independent auditor for The Hake Group of Companies, Rainer & Company ("Rainer") to the effect that such Closing Date Balance Sheet and the Actual Net Current Assets reflected thereon were prepared in accordance with GAAP (based on the rules of GAAP in effect at the time the Acquisition Date Balance Sheet was prepared, without regard to any changes in GAAP made or taking effect after such time ("Balance Sheet GAAP")) and with additional schedules showing adjustments required by the Agreed Procedure. After the Closing, Buyer shall make available to the Holders and Rainer, at no expense to the Holders, such of the facilities, books, records and personnel of Buyer as are reasonably requested by the Holders and Rainer in connection with the preparation of the Closing Date Balance Sheet and the Actual Net Current Assets. The Holders and Rainer shall make available to Buyer and its independent auditor, at no expense to Buyer, copies of all work papers, books and records used in the preparation and audit of the Closing Date Balance Sheet.

     In the event Buyer disputes that the Actual Net Current Assets reflected thereon were determined in accordance with the Agreed Procedure, Buyer shall, within thirty days after delivery of the Closing Date Balance Sheet, deliver a notice to the Holder Representative (the "Dispute Notice") setting forth in reasonable detail the basis of such dispute. If the Dispute Notice is not delivered within such thirty day period, then the Closing Date Balance Sheet and the Actual Net Current Assets reflected on the Closing Date Balance Sheet, as so determined by the Holder Representative and Rainer, shall be the "Final Net Current Assets". In the event that the Dispute Notice is delivered within such period, Buyer and the Holder Representative shall have a period of 20 days to resolve such dispute by mutual agreement. If Buyer and the Holder Representative are able to resolve their dispute by mutual agreement, the "Final Net Current Assets" shall be the amounts agreed to by the parties.

     In the event Buyer and the Holder Representative are unable to resolve their dispute within such 20 day period, upon demand of either Buyer or the Holder Representative at any time during a 45 day period thereafter, the parties shall refer such dispute to the Philadelphia, Pennsylvania office of PricewaterhouseCoopers LLP who shall act as the Reviewing Accountant to review the portions of the Actual Net Current Assets which are subject to dispute. The parties shall, and shall instruct their respective accountants to, make available to the Reviewing Accountant all work papers and all other information and material in their possession as is requested by the Reviewing Accountant that relates to the items of Actual Net Current Assets in dispute. The Reviewing Accountant shall be instructed by the parties to use its best efforts to deliver its determination to the parties as promptly as practicable after submission of the dispute to the Reviewing Accountant. The determination of the Reviewing Accountant shall be final and binding on the parties (absent manifest error); and the Actual Net Current Assets reflected on the Closing Date Balance Sheet as determined by the Holder Representative and as modified (if at all) by agreement of Buyer and the Holder Representative or by the Reviewing Accountant in accordance with this Section 2.03A. shall be the "Final Net Current Assets".

     Each party shall bear its own expenses and the fees and expenses of its own representatives and experts, including its independent accountants, in connection with the preparation, review, dispute (if any) and final determination of the Final Net Current Assets. The parties shall share the costs, expenses and fees of the Reviewing Accountant in inverse proportion to the extent to which their respective' positions are sustained to a maximum of 100% for such party. For example, if the Holders assert that the dollar amount of inventories, if any, should be $1,000,000 and Buyer asserts it should be $800,000, and the Reviewing Accountant determines it to be $950,000, then the Holder's position would have been 75% sustained (i.e., 75% of the $200,000 in dispute was resolved in favor of the Holder's position) and the Holders would bear 25% and the Buyer would bear 75% (i.e., an inverse proportion) of the costs, expenses and fees of the Reviewing Accountant.

     Within ten days of the first to occur of (x) the expiration of the thirty day period from the delivery by the Holder Representative to Buyer of the Closing Date Balance Sheet and during which thirty day period Buyer does not deliver the Dispute Notice to the Holder Representative hereunder; or (y) the resolution by mutual agreement of Buyer and the Holder Representative of all disputes regarding the Actual Net Current Assets; or (z) the delivery by the Reviewing Accountant of its determination as to all portions of the Actual Net Current Assets in dispute, if the Final Net Current Assets exceeds $13,016,000 (the "Final Positive Adjustment"), then

     Buyer shall pay to the Holder Representative the amount by which the Final Positive Adjustment exceeds $3,751,818 which amount shall be treated as an adjustment to the Purchase Price, such amount to be paid 47% as a credit in connection with the amounts paid to MEP Participants pursuant to Section0B. hereof with the balance paid in cash within five (5) days after such determination; and
     the Holders shall pay to Buyer the amount by which $3,751,818 exceeds the Final Positive Adjustment within five (5) days after such determination, which amount shall be treated as an adjustment to the Purchase Price.

     if the Final Net Current Assets are less than $13,016,000, Holders shall pay to Buyer an amount equal to the sum of (x) the amount of such shortfall, plus (y) the amount of the Final Positive Adjustment, which amount shall be treated as an adjustment to the Purchase Price.

Adjustments for Approved Capital Expenditures. Since the date of the Acquisition Date Balance Sheet and prior to the date of execution of this Agreement, The Hake Group of Companies have made certain capital expenditures, which aggregate $650,000, that the Buyer has agreed shall be added to the Cash Amount as an adjustment to the Purchase Price. Such capital expenditures for which Buyer has agreed to increase the Cash Amount total $650,000 are set forth on Schedule 2.03B. hereto under the caption "Approved Capital Expenditure Amounts." The Approved Capital Expenditure Amounts shall be paid by Buyer to the Holder Representative for the benefit of the Holders at Closing. Such payment shall be treated as an adjustment to the Purchase Price.

Adjustments to Deferred Portion of Purchase Price. Sections 12.02 and 12.03 of this Agreement sets forth the terms and conditions upon which the Parties have agreed to indemnify one another for certain breaches of representations, warranties and covenants made in this Agreement. In the case of the Holders, certain payments of indemnity are reflected as a decrease in the amount of the Deferred Portion of the Purchase Price and therefore as an adjustment to the Purchase Price.

MEP Payments.

At Closing, Hake Group, Inc. shall pay to the Holder Representative on behalf of the participants (the "MEP Participants") of the Management Equity Plan (the "MEP") the sum of $13,282,903 to be allocable to each participant in the pre-tax withholding percentage shown opposite the MEP Participant's name on Exhibit D.

If a payment is due to the Holder Representative pursuant to Section 2.04A of this Agreement, the amount otherwise due to the Holder Representative on behalf of the Holders shall be reduced by forty-seven percent (47%) and the amount of such reduction shall (subject to applicable withholding) be paid to the Holder Representative for the benefit of the MEP Participants, in the pre-tax withholding percentage set forth opposite the MEP Participant's name on Exhibit D at the same time and in the same manner as the payment is made to the Holder Representative under Section 2.04A.

Initial Fees. At Closing, the Hake Group, Inc. will pay to the entities identified on Schedule 2.02A the Initial Fees in immediately available funds.

                              RETAINED LIABILITIES

Retained Liabilities. At or prior to the Closing, The Hake Group of Companies shall each execute and deliver to the entities identified on Schedule 3.01 with respect their respective Retained Liabilities (the "RL Transferee(s)") an Assignment & Assumption Agreement in a form reasonably satisfactory to the Parties (the "Retained Liabilities Assignment & Assumption Agreement"), pursuant to which each of The Hake Group of Companies shall convey, assign and transfer to the RL Transferees, and such RL Transferees shall assume and undertake to pay, perform and discharge, any and all Retained Liabilities effective as of the Closing.

                            CLOSING AND CLOSING DATE

Closing. The closing of the transactions contemplated in this Agreement ("Closing") shall take place at the offices of Pepper Hamilton, LLP, 3000 Two Logan Square, Eighteenth and Arch Streets, Philadelphia, Pennsylvania 19103-2799, at 10:00 a.m., local time.

Closing Date. The Closing shall occur on March 7, 2003, if all of the conditions set forth in Article IX hereof have been fulfilled by such date. If all of such conditions have not been fulfilled by such date, and subject to the termination rights provided for in Article X, then the Closing shall take place:

On such other date which is two business days after the Party obligated to fulfill such conditions shall have notified the other Party that the last of such conditions has been satisfied or waived, or

On such other date as the Parties may agree, provided that the Closing shall in no event occur prior to the earlier of

     The expiration of the statutory waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") (or such later date on which any extended waiting period expires) or

     Receipt of early termination of such statutory waiting period from the Federal Trade Commission or the Antitrust Division of the Department of Justice thereunder (any such date on which the Closing occurs, the "Closing Date").

                  REPRESENTATIONS AND WARRANTIES OF THE HOLDERS

Representations and Warranties of the Holders. Each Holder, jointly and severally (except as to the Holders listed on Schedule 5.01 which are several only), hereby represents and warrants to Buyer and Matrix as follows:

Authority; Consents; Enforcement; Noncontravention. This Agreement has been duly executed and delivered by each Holder and constitutes, and each and every agreement and instrument executed and to be executed by each Holder and each member of The Hake Group of Companies in connection herewith, (collectively, the "Ancillary Documents") do and will constitute, the legal, valid and binding obligation of such Holder and such member of The Hake Group of Companies, enforceable against them in accordance with their respective terms. Each Holder and each member of The Hake Group of Companies executing and delivering this Agreement and/or an Ancillary Agreement in connection herewith has the requisite right, power, authority and capacity, corporate, partnership, limited liability company or otherwise, to execute and deliver this Agreement and the Ancillary Documents, and to perform their respective obligations under this Agreement and the Ancillary Documents. Each Holder and each member of The Hake Group of Companies is an individual, corporation, partnership, limited liability company or other entity as set forth on Schedule 5.02 hereto, and each entity is duly organized, validly existing and in good standing under the laws of the State of its organization as set forth on
Schedule 5.02. No Holder or any member of The Hake Group of Companies needs to give any notice to, make any filing with, or obtain any authorization, declaration, consent or approval of any Governmental Body in order to consummate the transactions contemplated herein and in the Ancillary Documents, other than the HSR Act filing described in Section 0below, and the filing of any releases under the UCC to the extent required to effect the transactions contemplated in this Agreement. Each member of The Hake Group of Companies has, and at all times has had, full corporate, partnership, limited liability company or other entity power and authority to own and lease its assets and properties as and where such assets and properties are now owned and leased, and to conduct its businesses as and where such businesses has been and is now being conducted. True and complete copies of the Organization Documents of each Holder and each member of The Hake Group of Companies that is an entity, as amended through the date hereof, have been delivered to Buyer.

Noncontravention. Neither the execution and delivery of this Agreement or any Ancillary Documents by any Holder or any member of The Hake Group of Companies, nor their compliance with or fulfillment of the terms, conditions and provisions hereof or thereof, will:

Violate any provision of their Organization Documents or violate any Legal Requirement or Order applicable to any such Holder or member (or their respective businesses), other than violations, if any, as would not subject any member of The Hake Group of Companies to a penalty, fine or judgment in excess of $5,000 in any one case of $25,000 in the aggregate or render any Hake Agreement void or unenforceable, result in any forfeiture of title to any of its properties or assets having a value in excess of $5,000 or otherwise have a material adverse effect on the business of any member of The Hake Group of Companies or

With notice, the passage of time or both, conflict with, result in a breach of, constitute a default under, result in the acceleration of, or create in any Person the right to accelerate, terminate, modify or cancel, any Hake Agreement, Governmental Authorization, or any instrument, arrangement or commitment to which any Holder or any member of The Hake Group of Companies is a party or by which it or any of their respective assets or properties are bound, or

Result in the imposition or creation of any Encumbrance, other than a Permitted Encumbrance, upon or with respect to any of the assets or properties owned or used by any Holder or any member of The Hake Group of Companies, or

Except as set forth on Schedule 5.03D., require any notice under any Hake Agreement, Order, Governmental Authorization, or any instrument, arrangement or commitment to which any Holder or any member of The Hake Group of Companies is a party or by which it or they are bound or to which any of its or their respective assets or properties are subject, or

Require the approval, consent, authorization or act of, or the making by any Holder or any member of The Hake Group of Companies of, any declaration, filing or registration with any Person other than the HSR Act filing described in
Section 0and the releases of UCC Financing Statements referred to above.

Qualification of The Hake Group of Companies in Other States. Each member of The Hake Group of Companies is duly qualified to transact business as a foreign Person , and is in good standing or subsisting in the jurisdictions set forth on
Schedule 5.04 hereto. Neither the nature of the business of, nor the character and location of the assets and properties owned or leased by, any member of The Hake Group of Companies makes qualification of it as a foreign Person necessary under the laws of any jurisdiction other than as set forth on
Schedule 5.04, except for such jurisdictions where the failure to so qualify would not have a material adverse affect upon any Hake Agreement or the business of The Hake Group of Companies.

Ownership of Equity Interests. Each Holder holds of record and owns beneficially, and will transfer and deliver to Buyer at the Closing, all of the Equity Interests of Hake Group, Inc., which represent 100% of the issued and outstanding Equity Interests of Hake Group, Inc., free and clear of all Encumbrances. At Closing, Hake Group, Inc. owns, either directly or indirectly through a wholly-owned Entity, 100% of the Equity Interests of each member of the Hake Group of Companies except for Ragner Hake LLC, which is owned 50% by one of the Hake Group of Companies (Frank W. Hake, Inc.) and 50% by Ragner Benson, Inc.

Capitalization. The authorized capitalization of each member of The Hake Group of Companies is as set forth on Schedule 5.06. All of the Equity Interests of each member of The Hake Group of Companies are duly authorized, validly issued, fully-paid and non-assessable, and no personal liability attaches to the ownership thereof.

No Outstanding Rights. Except as set forth on Schedule 5.07, there are no, nor is there any agreement, commitment or arrangement not yet fully performed which would result in any, outstanding agreements, arrangements, subscriptions, options, warrants, calls, rights or other commitments of any character relating to the issuance, sale, purchase or redemption of any Equity Interests of any member of The Hake Group of Companies.

Securities Issued in Compliance With Laws. None of the Equity Interests has been issued in violation of any Legal Requirement pertaining to the issuance of securities, or in violation of any rights, pre-emptive or otherwise, of any present or past holder of any Equity Interests of any member of The Hake Group of Companies.

Financial Statements. Attached as Schedule 5.09 are the consolidated balance sheets, consolidated statements of income and retained earnings and the consolidated statement of cash flows as at June 30, 2002 and for each of the three fiscal years then ended, of The Hake Group of Companies prepared in accordance with GAAP (the "Financial Statements"). The balance sheet included in the financial statements as of June 30, 2002, is hereinafter referred to as the "Acquisition Date Balance Sheet." The Financial Statements (including the notes thereto, if any) represent actual, bona fide transactions, were prepared in accordance with GAAP, present fairly the consolidated financial condition of The Hake Group of Companies as of the respective dates of the Financial Statements, and the consolidated results of operations and changes retained earnings of The Hake Group of Companies for such periods, and are consistent with the books and records of The Hake Group of Companies. No financial statement of any Person other than The Hake Group of Companies is required by GAAP to be included in the Financial Statements.

Absence of Undisclosed Liabilities. As of June 30, 2002, none of The Hake Group of Companies has any debts, obligations, duties or liabilities of any nature, whether known or unknown, whether fixed, absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether matured or unmatured, whether asserted or unasserted and whether due or to become due (collectively, "Liability"), except as shown (and in the amounts shown) on the face of the Acquisition Date Balance Sheet (including the notes thereto) or on Schedule 5.10.

From the date of the Acquisition Date Balance Sheet through the date hereof, and except as shown on Schedule 5.10, The Hake Group of Companies have not incurred or become subject to any Liability, other than Liabilities incurred in the Ordinary Course of Business of The Hake Group of Companies, all of which have been paid in full in the Ordinary Course of Business or are reflected on the regular books of account of The Hake Group of Companies, and none of which is inconsistent with the representations, warranties and covenants of the Holders contained in this Agreement or with any other provisions of this Agreement, other than inconsistencies, if any, as would not subject any member of The Hake Group of Companies to a penalty, fine or judgment in excess of $5,000 in any one case of $25,000 in the aggregate or render any Hake Agreement void or unenforceable, result in any forfeiture of title to any of its properties or assets having a value in excess of $5,000 or otherwise have a material adverse effect on the business of any member of The Hake Group of Companies.

Absence of Certain Events.

Since June 30, 2002 to the date hereof, no member of The Hake Group of Companies has, except as set forth on the Schedules referred to in this Section 5.11:

     except as set forth on Schedule 5.11A.1, issued, sold, purchased or redeemed any stock, bonds, debentures, notes or other Equity Interests, or issued, sold or granted any option, warrant or right to acquire any thereof;

     waived or released any debts, claims, rights of value or suffered any extraordinary loss or written down the value of any inventories or other assets or written down or off any receivable in excess of $25,000 for any single transaction or series of related transactions, or in excess of $50,000 in the aggregate;

     except as set forth on Schedule 5.11A.3, made any capital expenditures or capital commitments in excess of $10,000 for any single transaction or series of related transactions, or in excess of $50,000 in the aggregate;

     made any change in its business or operations or the manner of conducting its business or operations, other than changes in the Ordinary Course of Business of such member and other than changes as would not subject any member of The Hake Group of Companies to a penalty, fine or judgment in excess of $5,000 in any one case of $25,000 in the aggregate or render any Hake Agreement void or unenforceable, result in any forfeiture of title to any of its properties or assets having a value in excess of $5,000 or otherwise have a material adverse effect on the business of any member of The Hake Group of Companies;

     terminated, placed on probation, disciplined, warned, or experienced any material dissatisfaction with, any officer;

     experienced any resignations of, or had any disputes involving the employment or agency relationship with any of, its officers;

     suffered any casualty, damage, destruction or loss to any of its properties in excess of $25,000 for any one event or in excess of $50,000 in the aggregate;

     except as set forth on Schedule 5.11A.8 declared, set aside or paid any dividends or distributions in respect of Equity Interests;

     except as set forth on Schedule 5.11 A.9, paid or obligated itself to pay any bonuses or extraordinary compensation to, or made any increase (except increases in the Ordinary Course of Business of such member or required by any union contract) in the compensation payable (or to become payable by it) to, any of its directors, officers, employees, agents or other representatives;

     terminated or amended or suffered the termination or amendment of any material contract, lease, agreement, license or other instrument to which it is or was a party;

     adopted, modified or amended any plan or agreement listed on Schedule0so as to increase the benefits due the employees of such member under any such plan or agreement;

     except as set forth on Schedule 5.11 A.12, made any loan or advance to any Person (except a normal travel or other reasonable expense advance to its officers and employees);

     suffered any material adverse change in its business, financial condition, results of operations, assets or properties;

     subjected or agreed to subject any of its assets or properties to any Encumbrances (other than Permitted Encumbrances);

     paid any funds to any of its officers or directors, or to any family member of any of them, or any Person in which any of the foregoing have any direct or indirect interest, except for the payment of installments of annual salaries, bonuses accrued and normal travel or other reasonable expense advances, each in the Ordinary Course of Business of such member consistent with past practices;

     disposed of or agreed to dispose of any of its properties or assets other than in the Ordinary Course of Business and except as contemplated in this Agreement;

     entered into any transactions other than in the Ordinary Course of Business (except for the transactions contemplated in this Agreement), and except for transactions as would not subject any member of The Hake Group of Companies to a penalty, fine or judgment in excess of $5,000 in any one case of $25,000 in the aggregate or render any Hake Agreement void or unenforceable, result in any forfeiture of title to any of its properties or assets having a value in excess of $5,000 or otherwise have a material adverse effect on the business of any member of The Hake Group of Companies;

     except as set forth on Schedule 5.11A.18 made any change in its accounting principles, methods or practices;

     entered into any agreement, contract, lease or license (or series of related agreements, contracts, leases or licenses) involving consideration or goods and/or services having a value in excess of $25,000, or having a term greater than one (1) year in length, but excluding WIP

Contracts and contracts for goods and services in the Ordinary Course of Business that have been opened and closed after June 30, 2002;

     delayed or postponed the payment of any accounts payable or other Liabilities outside the Ordinary Course of Business of such member;

     been a party to any other transaction outside the Ordinary Course of Business of such member, except where the same would not subject any member of The Hake Group of Companies to a penalty, fine or judgment in excess of $5,000 in any one case of $25,000 in the aggregate or render any Hake Agreement void or unenforceable, result in any forfeiture of title to any of its properties or assets having a value in excess of $5,000 or otherwise have a material adverse effect on the business of any member of The Hake Group of Companies; or

     not granted credit to any material customer or other Person on terms more favorable than the terms on which credit has been extended to such customer or other Person in the past, or materially changed the terms of any such credit previously extended; or

     entered into any agreement or commitment (whether or not in writing) to do any of the foregoing.

Since June 30, 2002 to the date hereof, each member of The Hake Group of Companies has, except as set forth on the Schedules referred to in this Section 5.11:

     used its best efforts to preserve its business and organization, and to keep available, without entering into any binding agreement other than those listed in the disclosure schedules hereto, the services of its employees, and to preserve the goodwill of its customers and others having business relationships with it; and

     continued its business and maintained its assets, properties, operations, books of account, and other books, records and files in the Ordinary Course of Business.

Books of Account, Records and Minute Books. Prior to the execution of this Agreement, The Hake Group of Companies has made available to Buyer for its examination the books of account, records (including without limitation, computer data and records) and minute books of each member of The Hake Group of Companies. Such books of account and records are true and complete in all material respects and have been maintained in accordance with sound business practices. The minute books of each member of The Hake Group of Companies contain accurate and complete records of all meetings held of, and corporate or other entity action taken by, the stockholders (or other holders of Equity Interests), the board of directors (or other governing body) and the committees of the board of directors (or other governing body) of The Hake Group of Companies, and no regular or special meeting of any such Persons has been held for which minutes have not been prepared and are not contained in such minute books. No changes or additions to the books and records of any member of The Hake Group of Companies have been made as of or for the period prior to the date such books and records were first made available to Buyer, and nothing which should be set forth in said books and records, if prepared in the usual and customary manner of The Hake Group of Companies, has occurred from the date such books and records were first made available to Buyer, except for such changes, additions or events which have been made or have occurred, as the case may be, in the Ordinary Course of Business of such member. At the Closing all books and records shall be in the possession of The Hake Group of Companies.

Certain Payments. No member of The Hake Group of Companies, or to Holders' Knowledge any other Person associated with or acting on behalf of any member of The Hake Group of Companies, has directly or indirectly made any contribution or paid or delivered, or committed itself or himself to pay or deliver, any fee, commission, gift, bribe, rebate, payoff, influence payment or kickback, regardless of form, whether in money, property or services, or any other payment of money or items of property or services, however characterized, to any Person that in any manner is related to the business or operations of any member of The Hake Group of Companies, and which any Holder knows, or has reason to believe, were or are illegal under any Legal Requirement.

Compliance With Legal Requirements. Except with respect to (i) the Benefit Plans and related trust agreements and annuity contracts of The Hake Group of Companies, and all "group health plans" (as defined in section 4980B(g)(2) of the Code) of The Hake Group of Companies (which are the subject of Section0and Section0, respectively), (ii) environmental matters (which are the subject of Sections0through 0), (iii) labor matters (which are the subject of Section0),
(iv) Orders (which are the subject of Section0), and (v) Tax matters (which are the subject of 0):

Each member of The Hake Group of Companies is, and at all times has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets, except where the failure to be in compliance would subject any member of The Hake Group of Companies to a penalty, fine or judgment in excess of $5,000 in any one case of $25,000 in the aggregate or render any Hake Agreement void or unenforceable, result in any forfeiture of title to any of its properties or assets having a value in excess of $5,000 or otherwise have a material adverse effect on the business of any member of The Hake Group of Companies.

No event has occurred, nor does any circumstance exist, that (with or without notice or lapse of time) (1) may constitute or result in a violation by any member of The Hake Group of Companies of, or a failure on the part of any member of The Hake Group of Companies to, comply with any Legal Requirement except where the failure to so comply would subject any member of The Hake Group of Companies to a penalty, fine or judgment in excess of $5,000 in any one case of $25,000 in the aggregate or render any Hake Agreement void or unenforceable or result in any forfeiture of title to any of its properties or assets having a value in excess of $5,000, or (2) may give rise to any obligation on the part of any member of The Hake Group of Companies to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, except for such violations or obligations, if any, that would not subject that member to a penalty, fine or judgment in excess of $5,000 in any one case of $25,000 in the aggregate or render any of the agreements of The Hake Group of Companies void or unenforceable, result in any such forfeiture of title to any of its properties or assets having a value in excess of $5,000 or otherwise have a material adverse effect on the business of such member.

No member of The Hake Group of Companies has received any written notice or other written communication from any Person, or to Holders' Knowledge an oral notice, regarding (1) any actual or alleged violation of, or failure to comply with, any Legal Requirement, or (2) any actual or alleged obligation on the part of that or any other member of The Hake Group of Companies to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

Governmental Authorizations.

Schedule 5.15 contains a complete and accurate list of each Governmental Authorization that is held by any of The Hake Group of Companies or that otherwise relates to the business of, or to any of the assets owned or used by, any of The Hake Group of Companies except for such Governmental Authorizations where the failure to obtain it would not subject any member of The Hake Group of Companies to a penalty, fine or judgment in excess of $5,000 in any one case of $25,000 in the aggregate or render any Hake Agreement void or unenforceable, result in any forfeiture of title to any of its properties or assets having a value in excess of $5,000. The Governmental Authorizations listed in Schedule
5.15 collectively constitute all of the Governmental Authorizations necessary to permit The Hake Group of Companies to lawfully conduct and operate their businesses in the manner currently conducted and operated, and to permit The Hake Group of Companies to own and use their assets in the manner in which they currently own and use such assets, except for such Governmental Authorizations the absence of which would not subject any member of The Hake Group of Companies to a penalty, fine or judgment in excess of $5,000 in any one case of $25,000 in the aggregate or render any Hake Agreement void or unenforceable, result in any forfeiture of title to any of its properties or assets having a value in excess of $5,000. There will not be a material adverse effect on or with respect to such Governmental Authorizations or The Hake Group of Companies' maintenance of the same as a result of the consummation of the transactions contemplated in this Agreement or in the Ancillary Documents. Each Governmental Authorization listed or required to be listed in Schedule 5.15 is valid and in full force and effect.

Except as set forth in Schedule 5.15:

     Each member of The Hake Group of Companies is, and at all times has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 5.15, except where the failure to be in such compliance would not subject that member to a penalty, fine or judgment in excess of $5,000 in any one case or $25,000 in the aggregate or render any of the Agreements of The Hake Group of Companies void or unenforceable, result in any forfeiture of title to any of its properties or assets having a value in excess of $5,000 or otherwise have a material adverse effect on the business of The Hake Group of Companies;

     No event has occurred, nor does any circumstance exist, that may (with or without notice or lapse of time) (a) constitute or is reasonably likely to result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Schedule 5.15, or (b) is reasonably likely to result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Schedule 5.15;

     No member of The Hake Group of Companies has received any written notice or other written communication from any Governmental Body or any other Person, or to Holders' Knowledge any oral notice, regarding (a) any actual or alleged violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or proposed revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

     All applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Schedule 5.15 have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies except such as would not subject any member of The Hake Group of Companies to a penalty, fine or judgment in excess of $5,000 in any one case of $25,000 in the aggregate or render any Hake Agreement void or unenforceable, result in any forfeiture of title to any of its properties or assets having a value in excess of $5,000.

Condition of Computers. Except as disclosed on Schedule 5.16, to the Holders' Knowledge, all computers and computer systems owned, leased or used by The Hake Group of Companies (the "Computers") are in operating order and fulfill the purposes for which they were acquired or are currently used and have adequate capacity for the present needs of the Hake Group of Companies.

Condition of Software. Except as disclosed on Schedule 5.17, to the Holders' Knowledge, all software used on or stored or resident in the Computers ("Software") is validly licensed to or owned by the Hake Group of Companies. To Holders' knowledge, such software materially performs in accordance with its specifications and does not contain any known defect or feature which may adversely affect its performance. To Holders' knowledge, all software written or commissioned by any employee of a member of the Hake Group of Companies is lawfully held and used and does not infringe the intellectual property rights of any Person.

Ownership of Software. Except as provided on Schedule 5.18, no Software owned by or licensed to any member of The Hake Group of Companies is licensed or sublicensed by that member to any other Person who is not a member of The Hake Group of Companies.

Condition and Sufficiency of Assets. The buildings, plants, facilities, structures and equipment of The Hake Group of Companies are free from known structural or mechanical defects, have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear), and are suitable for the purposes for which they presently are used and presently proposed to be used, and to the Holders' Knowledge, none of such buildings, plants, facilities, structures or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, and equipment of The Hake Group of Companies are sufficient for the continued conduct of their businesses after the Closing in substantially the same manner as conducted prior to the Closing.

Contracts. Schedule 5.20 contains a complete and accurate list of the following types and forms of contracts and other agreements to which any of The Hake Group of Companies is a party or by which any of its assets or properties are bound and which have not been fully performed:

any agreement (or group of related agreements), written or oral, for the lease of personal property to or from any Person providing for lease payments in excess of $50,000 per annum or which may not be terminated by the relevant member of The Hake Group of Companies without penalty or payment on 90 days, or less, notice;

any agreement (or group of related agreements) for the purchase or sale of real property, improvements, raw materials, commodities, equipment, supplies, products, or other real or personal property, or for the furnishing or receipt of services, the performance of which shall (i) extend over a period of more than one year, (ii) result in a material loss to any of The Hake Group of Companies, or (iii) involve consideration in excess of $250,000; except with respect to subcontracts relating to WIP Contracts, Schedule 5.20 contains a list of Persons with which any member of the Hake Group of Companies has a contractual relationship;

any agreement concerning a partnership or limited partnership, joint venture, limited liability company or limited liability partnership, including any agreement with or involving such an organization which provides for a sharing of profits, losses, costs or liabilities of The Hake Group of Companies (or any of them) or such organization with any Person not a member of The Hake Group of Companies;

any agreement granting a power of attorney to any Person;

any contract, arrangement or commitment with a labor union or association or other employee group;

any easements, right-of-way agreements or other similar agreements or rights;

any agreements, commitments or pledges for civic or charitable donations in amounts greater than $5,000 per transaction or $25,000 in any 12 month period;

any agreement involving a warranty, guaranty or other similar understanding with respect to contractual performance extended by any of The Hake Group of Companies;

any agreement (or group of related agreements) under which any member of The Hake Group of Companies has created, incurred, assumed or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $25,000 or under which it has imposed an Encumbrance on any of its assets or properties, tangible or intangible, other than a Permitted Encumbrance;

any agreement containing covenants by any member of The Hake Group of Companies not-to-compete in any line of business with any Person, or restricting the customers from whom, or the area in which, any member of The Hake Group of Companies may solicit or conduct business, or any contract, arrangement or commitment involving a covenant of confidentiality;

any agreement under which it has advanced, lent or borrowed any amount of money or property to or from any of its directors, officers, shareholders or employees (other than advances to employees for expenses in the Ordinary Course of Business);

any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, results of operations, assets or properties of any member of The Hake Group of Companies;

any agreement not made in the Ordinary Course of Business of any member of The Hake Group of Companies; or

any other agreement (or group of related agreements) not of the nature identified in paragraphs A through M above, the performance of which involves consideration in excess of $50,000 or has a term in excess of one year; or

any employee collective bargaining agreement, employment or independent contractor agreement (other than agreements terminable by that member without premium or penalty on notice of 30 days or less under which the only monetary obligation of that member is to make current wage or salary payments and provide current employee benefits), consulting, advisory or service agreement, deferred compensation agreement, in any such case which involves consideration in excess of $50,000.

          The Holders have delivered to Buyer a correct and complete copy of each WIP Contract and of each other written agreement listed in Schedule 5.20 (collectively, the "Hake Agreements"), and a written summary setting forth the terms and conditions of each oral agreement referred to in Schedule 5.20.

Benefit Plans. Schedule 5.21 lists all deferred compensation, pension, profit sharing, stock option, stock purchase, savings, group insurance and retirement plans, and all vacation pay, severance pay, incentive compensation, consulting, bonus and other employee benefit or fringe benefit plans or arrangements (other than Multi-employer Plans as defined in section 3(37) of ERISA) maintained or contributed to by The Hake Group of Companies or any other trade or business that is included in a group of business or corporations that is treated as a single employer under Code ss.ss.414(b), (c), (m), or (o) ("Benefit Plans"). The Hake Group of Companies also contributes to Multi-employer Plans as disclosed to Buyer in the various collective bargaining agreements to which Buyer has been provided access. The consummation of the transactions contemplated in this Agreement shall not result in the payment, vesting or acceleration of any benefit or right under any Benefit Plan. The Hake Group of Companies has no agreements with any employees for which the transactions contemplated by this Agreement would cause additional payments, acceleration of benefits or any other compensation or benefit.

Intentionally Omitted.

Pension Plans. None of the Benefit Plans (other than Multi-employer Plans) is a defined benefit plan or a money purchase plan subject to section 412 of the Code or to Title IV of ERISA. There is no Liability, and there are no circumstances which may arise which would give rise to any such Liability, of any member of The Hake Group of Companies or Buyer of Matrix to the Pension Benefit Guaranty Corporation ("PBGC") under Title IV of ERISA.

Compliance of Benefit Plans With ERISA and Code. Each member of The Hake Group of Companies has performed all of its obligations under all Benefit Plans and has made appropriate entries in its financial records and statements for all Liabilities under all Benefit Plans that have accrued but are not due. All of the Benefit Plans and any related trust agreements or annuity contracts (or any funding instrument) comply currently, and have complied in the past, with the provisions of ERISA and the Code, where required in order to be a qualified plan under section 401(a) of the Code and tax exempt under section 501 of the Code, and all other Legal Requirements, and any applicable collective bargaining agreements. No event has occurred or circumstance exists that is reasonably expected to give rise to disqualification or loss of tax exempt status of any such Plan or trust, or result in any Tax, excise Tax, fines or penalties, or amounts required to be paid under any settlement with the U.S. Department of Labor, the IRS or the PBGC. Neither The Hake Group of Companies, nor any Person who is a fiduciary or otherwise has a trust relationship with a Benefit Plan, has any liability to the Benefit Plan, the IRS, the Department of Labor, or the PBGC with respect to a Benefit Plan, or any Liability under sections 502(l) or 4071 of ERISA. All contributions and payments made or accrued with respect to all Benefit Plans are deductible under the Code. No amount, or any asset of any Benefit Plan, is subject to Tax as unrelated business taxable income. All filings required by ERISA and the Code as to each Benefit Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the Code have been timely provided. Other than routine Claims for benefits submitted by participants or beneficiaries in the ordinary course, no Claim against, or Proceeding involving any Benefit Plan is pending or Threatened. No payment that is owed or may become due to any director, officer, employee or agent of any member of The Hake Group of Companies will be non-deductible to such member or subject to Tax under sections 280G or 4999 of the Code, nor shall such member be required to "gross-up" or otherwise compensate any such person because of the imposition of any Tax or excise Tax on a payment to such person.

Multi-employer Plans. Neither The Hake Group of Companies nor an ERISA Affiliate has received any notice from any Multi-Employer Plan that it is in reorganization or is insolvent, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any Tax, excise Tax, or that such plan intends to terminate or has terminated. None of The Hake Group of Companies nor an ERISA Affiliate has withdrawn from any Multi-Employer Plan with respect to which there is any outstanding Liability as of the date hereof. No event has occurred or circumstance exists that presents a risk of the occurrence of any withdrawal from any Multi-Employer Plan that could result in any Liability of any member of The Hake Group of Companies or Buyer or Matrix to a Multi-Employer Plan.

Post-Retirement Benefits. Schedule 5.26 contains a calculation of the Liability of each member of The Hake Group of Companies for post-retirement benefits for its past and present officers, employees and directors (or their dependents or beneficiaries) other than pensions, made in accordance with Financial Accounting Statement 106 of the Financial Accounting Standards Board, regardless of whether such member is required by such Statement to disclose such information. Except as set forth on Schedule 5.26 or as required by section 601 et seq. of ERISA and section 4980B of the Code, no member of The Hake Group of Companies provides, or is obligated to provide, health or welfare benefits (including without limitation, retiree medical insurance coverage or retiree life insurance coverage) for any retired or former officer, employee or director, or any dependents or beneficiaries of the same, nor is it obligated to provide any health or welfare benefits to any active employee following such employee's retirement or other termination of service. Each of The Hake Group of Companies has the right to modify and terminate post-retirement benefits to retirees or their dependents or beneficiaries (other than Pension Plan benefits) with respect to both retired and active officers, employees and directors. To the extent of such health or welfare benefits to retirees (or their dependents or beneficiaries), Schedule 5.26 sets forth the name, medical insurance coverage, and life insurance coverage for such retirees, dependents or beneficiaries.

Administration and Cost of Plans. Each of the Welfare Plans and Pension Plans has been administered in material compliance with the requirements of the Code and ERISA and all reports required by any governmental agency with respect to each such Plan have been timely filed. No statement, either written or oral, has been made by any of The Hake Group of Companies or an ERISA Affiliate to any Person with regard to any Benefit Plan that was not in accordance with the Benefit Plan and that could have an adverse economic consequence to The Hake Group of Companies or Buyer or Matrix. Each Benefit Plan (other than Benefit Plans subject to collective bargaining agreements), can be terminated within 30 days without payment of any additional contribution or amount and without the vesting or acceleration of any benefits promised by such Plan. None of The Hake Group of Companies nor an ERISA Affiliate has filed a notice of intent to terminate any current Plan or has adopted any amendment to treat a Plan as terminated.

No Prohibited Transactions. None of The Hake Group of Companies, nor any of their respective directors, officers or employees who are fiduciaries, nor any other fiduciary of any of the Pension Plans or Welfare Plans, has engaged in any transaction in violation of section 406 of ERISA (for which no exemption exists under section 408 of ERISA) or any "prohibited transaction" (as defined in section 4975(c)(1) of the Code) for which no exemption exists under sections 4975(c)(2) or 4975(d) of the Code.

Intentionally Omitted.

Intentionally Omitted.

Copies of Documents. The Holders have furnished to Buyer a true and complete copy of all documents that set forth the terms of each Benefit Plan (other than Multi-Employer Plans) described in Schedule 5.21 and the summary plan description which any of The Hake Group of Companies or an ERISA Affiliate is obligated to prepare for such plans, and all summaries and descriptions furnished to participants and beneficiaries by The Hake Group of Companies regarding Benefit Plans for which a summary plan description is not required. In addition, The Hake Group of Companies has furnished to Buyer:

a written description of any Benefit Plan, program or practice that is not otherwise in writing;

all personnel, payroll, and employment manuals and policies;

all collective bargaining agreements pursuant to which contributions have been made or obligations incurred (including both pension and welfare benefits) by any of The Hake Group of Companies and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by any of The Hake Group of Companies;

all registration statements filed with respect to any Benefit Plan;

all insurance policies purchased by or to provide benefits under any Benefit Plan (other than Multi-Employer Plans);

all contracts with third party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any Benefit Plan (other than Multi-Employer Plans);

the most recent favorable determination letter for any Benefit Plan that is a retirement plan sponsored by The Hake Group of Companies;

the annual return (Form 5500 or Form 990 series) filed in each of the most recent three plan years with respect to each Benefit Plan (other than Multi-Employer Plans), including all schedules thereto and the opinions of independent accountants;

all notices that were given by any Governmental Body to any of The Hake Group of Companies, an ERISA Affiliate or any Benefit Plan (other than Multi-Employer Plans) within the four years preceding the date of this Agreement, other than routine correspondence concerning applications for determination letters and filing of annual reports;

Intentionally Omitted.

List of Employees. Set forth on Schedule 5.33 is a true and complete list of all officers and non-field employees of The Hake Group of Companies on the date hereof along with the amount of the current annual salaries or hourly rate, job title and vacation accrued, along with a full and complete description of any commitments to such officers and employees with respect to compensation payable after the date of this Agreement. None of The Hake Group of Companies has, because of past practices or previous commitments with respect to its officers or employees, established any rights or expectations on the part of such officers or employees to receive additional compensation inconsistent with past practices with respect to any period after the date hereof. None of the officers or employees of The Hake Group of Companies has given notice to any Holder or any officer or director of The Hake Group of Companies that he or she intends to leave their employment. Except as set forth in Schedule 5.33, none of The Hake Group of Companies has reason to believe that any of its officers or senior salaried managers shall leave such employment. Set forth on Schedule 5.33 is a description of all claims made against The Hake Group of Companies by their officers or employees within the last 24 months. No officer or employee of The Hake Group of Companies is employed outside the United States of America.

Compliance with Environmental Laws. Except as set forth on Schedule 5.34, each member of The Hake Group of Companies is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law, except for such violations or non-compliance (each an "Immaterial Violation"), if any, that would (i) not subject any member of The Hake Group of Companies to, or cause any of The Hake Group of Companies to suffer or incur, any penalty, fine, judgment, remediation, cost or other Damage in excess of $5,000 for any one violation or event of non-compliance or $25,000 in the aggregate, (ii) not render any of Hake Agreements void or unenforceable,
(iii) not result in any forfeiture of title to any of the properties or assets of any of The Hake Group of Companies in excess of $5,000, and (iv) not otherwise have a material adverse effect on the business or operations of any of The Hake Group of Companies. To the Holders' Knowledge, there has not been nor does there now exist any Immaterial Violations of any Environmental Laws by any of The Hake Group of Companies, except to the extent set forth on Schedule 5.34. No Holder nor any member of The Hake Group of Companies has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or Threatened Order, notice, or other communication from any Governmental Body or private citizen acting in the public interest, or from the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which any of The Hake Group of Companies now has or has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by The Hake Group of Companies, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.

No Environmental Claims. Except as set forth on Schedule 5.35, there are no pending or, to the Holders' Knowledge, Threatened Claims, Encumbrances, Proceedings or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which (i) any member of The Hake Group of Companies has or has had an interest, or (ii) any Holder has an interest that pertains to the use and operation of such properties or assets by a member of The Hake Group of Companies.

No Environmental Orders. Except as set forth on Schedule 5.36, no Holder or any member of The Hake Group of Companies has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held responsible, received any citation, directive, inquiry, notice, order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any properties of any member of The Hake Group of Companies or of any other Person. To Holders' Knowledge, no Person who owns or operates on any property to which Hazardous Materials generated, manufactured, refined, transferred, imported, used or processed by The Hake Group of Companies, has received any citation, directive, inquiry, notice, order, summons, warning, or other communication that relates to such Hazardous Activity, Hazardous Materials, alleging any actual or potential violation or failure to comply with any Environmental Law.

No Environmental Liabilities. Except as set forth on Schedule 5.37, no Holder or any member of The Hake Group of Companies, or to Holders' Knowledge, any other Person for whose conduct they are or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to any property now or previously held by any of The Hake Group of Companies (or any of its predecessors) No member of The Hake Group of Companies has any Environmental, Health, and Safety Liabilities with respect to any goods or services provided in the Ordinary Course of Business, except for such liabilities (each an "Immaterial Liability"), if any, that would not result in any of the events or circumstances described in Subclauses (i) through (iv) inclusive of Section 5.34, above. To the Holders' Knowledge, there has not occurred nor does there now exist any Immaterial Liabilities of any of The Hake Group of Companies.

No Hazardous Materials. Except as set forth on Schedule 5.38, there are no Hazardous Materials present on or in the Environment at the Facilities or that have migrated to any geologically or hydrologically adjoining property from the Facilities, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon. No Holder or member of The Hake Group of Companies, or to Holders' Knowledge, any other Person for whose conduct they are or may be held responsible, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which any of The Hake Group of Companies now has or has had an interest, that would constitute a violation of any Environmental Laws.

No Environmental Release. Except as set forth on Schedule 5.39, there has been no Release or, to the Holders' Knowledge, Threat of Release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which any of The Hake Group of Companies now has or has had an interest, or to Holders' Knowledge, any geologically or hydrologically adjoining property, whether by The Hake Group of Companies or any other Person.

Delivery of Environmental Reports, etc. The Holders have delivered to Buyer true and complete copies and results of all reports, studies, analyses, tests or monitoring possessed or initiated by the Holders of The Hake Group of Companies pertaining to Hazardous Materials or Hazardous Activities in, or under, the Facilities, or concerning compliance by The Hake Group of Companies or any other Person for whose conduct they are or may be held responsible with Environmental Laws.

Insurance.

Schedule 5.41 sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which any of The Hake Group of Companies has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five (5) years:

     The name, address, and telephone number of the agent.

     The name of the insurer, the name of the policyholder, and the name of each covered insured.

     The policy number and the period of coverage.

     The scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

     A description of any retroactive premium adjustments or other loss-sharing arrangements.

Except as set forth on Schedule 5.41, to the extent any such insurance policy includes "occurrence" based coverages:

     The policy is legal, valid, binding, enforceable and in full force and effect.

     The consummation of the transactions contemplated in this Agreement shall not cause a loss of any coverage or other rights (if any) of The Hake Group of Companies thereunder and relating to losses, events or other circumstances occurring or existing prior to the Closing or which are otherwise Retained Liabilities.

     To Holders' Knowledge, the policy has been issued by an insurer that is financially sound and reputable

     None of The Hake Group of Companies is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy

     The policy does not provide for any retrospective premium adjustment or other experience-based liability on the part of any of The Hake Group of Companies.

     Taken together, the policies provide adequate insurance coverage for the assets and the operations of The Hake Group of Companies for all risks normally insured against by a reasonable Person carrying on the same business or businesses as The Hake Group of Companies.

     No party to the policy has repudiated any provision thereof.

Each of The Hake Group of Companies has been covered during the past five (5) years by insurance in scope and amount considered reasonable by The Hake Group of Companies for the businesses in which it has engaged during the aforementioned period. Schedule 5.41 describes any self-insurance arrangements affecting any of The Hake Group of Companies. The Holders have provided access to copies of each insurance policy listed on Schedule 5.41 and to information regarding all claims for payment made by any of The Hake Group of Companies within the previous five (5) years under any such insurance policy listed on that Schedule.

Each of The Hake Group of Companies has obtained all insurance required to be obtained by it under any contract with any customer and no customer has made a claim under such insurance that has been denied for failure to have obtained the contractually required insurance.

Intellectual Property.

Definition of Intellectual Property. The term "Intellectual Property" as used in this Agreement shall mean and include all of the following:

     The names of each member of The Hake Group of Companies, all fictional business names, trading names, registered and unregistered trademarks, service marks and applications (collectively, "Marks");

     All patents, patent applications and inventions and discoveries that may be patentable (collectively, "Patents");

     All original works of authorship fixed in any tangible medium protected by the Copyright Act, 17 U.S.C. (S)101 et seq. (collectively, "Copyrights");

     All rights in mask works; and

     All know-how, trade secrets, confidential information, customer lists, technical information, data, process technology, plans, forecasts, drawings and blue prints (collectively, "Trade Secrets").

Ownership of Intellectual Property. The Hake Group of Companies own or have the right to use all of the Intellectual Property used in the operation of their businesses as they are currently conducted. Except for the Intellectual Property licensed by The Hake Group of Companies as a licensee, The Hake Group of Companies own all right, title, and interest in and to all of the Intellectual Property, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and have the right to use all of such Intellectual Property without payment to a third party.

Patents. The Hake Group of Companies owns no Patents and has no Patents pending before the Patent and Trademark Office.

Marks. Set forth on Schedule 5.45 is a complete and accurate list and summary description of all Marks, both registered and currently applied for. Except as disclosed on Schedule 5.45:

The Hake Group of Companies are the owners of all right, title, and interest in and to each of the registered Marks, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

No Marks have been registered with the United States Patent and Trademark
Office.

No Mark has been or is now involved in any opposition, invalidation, cancellation or infringement action and, to the Holders' Knowledge, no such action is threatened against any of the Marks.

None of the Marks used by The Hake Group of Companies infringes or has been alleged in writing to infringe any trade name, trademark or service mark of any third party, nor, to the Holders' Knowledge, is there any potentially interfering trademark or trademark application of any other Person.

Copyrights. The Hake Group of Companies have no registered Copyrights.

Trade Secrets.

Each Trade Secret material to the business and operations of The Hake Group of Companies, and the documentation relating to such Trade Secret, is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

The Hake Group of Companies have taken reasonable precautions to protect the secrecy, confidentiality, and value of the Trade Secrets.

The Trade Secrets are not part of the public knowledge or literature, and have not been used, divulged or appropriated either for the benefit of any other person or to the detriment of The Hake Group of Companies.

No Trade Secret is subject to any adverse claim made in writing and, to Holders' Knowledge, no Trade Secret has been challenged or threatened in any way.

Royalties. Schedule 5.48 contains a complete and accurate list including any royalties paid or received by The Hake Group of Companies, of all agreements or contracts relating to any of the Intellectual Property to which any member of The Hake Group of Companies is a party or by which it is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available programs and except for contracts and agreements with a value of less than $10,000 on an annual basis under which such member is the licensee. There are no outstanding and to the Holders' Knowledge, no threatened disputes or disagreements relating to any such agreement.

Employee Agreements. On or before the Closing Date, the employees of The Hake Group of Companies named in Schedule 5.49, shall have executed written agreements with The Hake Group of Companies that assign to The Hake Group of Companies all rights to any inventions, improvements, discoveries, or information relating to the business of The Hake Group of Companies.

Labor Relations; Compliance. Except as set forth on Schedule 5.50, no member of The Hake Group of Companies has been nor is it now a party to any collective bargaining or other labor contract. Except as set forth on Schedule 5.50, there has not been, there is not presently pending or existing, and to Holders' Knowledge there is not presently Threatened,

Any strike, slowdown, picketing, work stoppage or employee grievance process.

Any Proceeding against or affecting any of The Hake Group of Companies relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting any of The Hake Group of Companies or its premises.

Any application for certification of a collective bargaining agent.

               To Holders' Knowledge, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by any of The Hake Group of Companies, and no such action is contemplated by any of The Hake Group of Companies. Each of The Hake Group of Companies has complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. No member of The Hake Group of Companies is liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

Litigation; Compliance With Legal Requirements, Etc.

Proceedings. Except as set forth on Schedule 5.51A, and except for

     Claims or Proceedings against or involving any of the Benefit Plans of The Hake Group of Companies (which are the subject of Sections0-0)

     Claims or Proceedings resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law (which are the subject of Sections0through0and the Schedules related thereto).

     Proceedings against any of The Hake Group of Companies relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters (which are the subject of Section0), and

     Claims or Proceedings pending or proposed against any of The Hake Group of Companies relating to any Taxes or assessments or any Claims or deficiencies with respect thereto (which are the subject of 0), there is no Claim or Proceeding pending or, to the Holders' Knowledge, Threatened, against or relating to any of The Hake Group of Companies or its properties or assets.

               To the Holders' Knowledge, there is no basis for any such Claim or Proceedings or of any governmental investigation relative to The Hake Group of Companies, its properties or assets, and no event has occurred, nor does any circumstance exist, that may give rise to or serve as a basis for the commencement of any such Claim or Proceedings. No event or condition of any nature which might have a material adverse effect on the business, financial condition, results of operations or assets or properties of any of The Hake Group of Companies has occurred, exists or, to the Holders' Knowledge, is anticipated. To the Holders' Knowledge, no legislative or regulatory proposal has been adopted or is pending in any of the jurisdictions in which The Hake Group of Companies operate which could have a material adverse effect on the business, financial condition, results of operations or assets or properties of any of The Hake Group of Companies. The Proceedings listed on Schedule 5.51A.shall not have a material adverse effect on the business, financial condition, results of operations or assets or properties of any of The Hake Group of Companies.

Orders. Except as set forth in Schedule 5.51B.,

     There is no Order to which any member of The Hake Group of Companies, or any of the assets owned or used by any member of The Hake Group of Companies, is subject.

     No officer, director, agent, or employee of any of The Hake Group of Companies is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity or practice relating to the business of any of The Hake Group of Companies.

     Each member of The Hake Group of Companies is, and at all times has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;.

     No event has occurred, nor does any circumstance exist that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which any of The Hake Group of Companies , or any of the assets owned or used by any of The Hake Group of Companies , is subject.

     No member of The Hake Group of Companies has received any written notice or other written communication , and to Holders' Knowledge, no oral notice or communication has been received, from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any

Order to which such Member, or any of the assets owned or used by such member, is or has been subject.

No Agent, Finder or Broker. Except as set forth on Schedule 5.52, no member of The Hake Group of Companies has any Liability or obligation, contingent or otherwise, to pay any fees or commissions to any agent, broker or finder with respect to the transactions contemplated in this Agreement or the Ancillary Documents.

Product and Service Warranties. Each product manufactured, sold, leased or delivered by The Hake Group of Companies (or any of them), and each service provided by any one of them has been in conformity with all applicable contractual commitments and all express and implied warranties, and no member of The Hake Group of Companies has any Liability (nor is there any basis for any present or future Proceedings against it giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith. No product manufactured, sold, leased or delivered by The Hake Group of Companies or any service is subject to any guaranty, warranty or other indemnity other than those entered into in the Ordinary Course of Business. The Hake Group of Companies does not maintain a reserve on its financial statements for warranty claims but does provide repairs and replacements to its customers free of charge during a period following the completion of a contract that since January 1, 2001, has not exceeded $20,000 on any one contract or $100,000 during any 12 month period. Schedule 5.53 includes a general description of how The Hake Group of Companies handles warranty claims on behalf of its customers.

Product and Service Liability. Except as disclosed on Schedule 5.54, no member of The Hake Group of Companies has any Liability (nor is there any basis for any present or future Proceedings against it giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any service provided or any product manufactured, sold, leased or delivered by any of The Hake Group of Companies.

Real Property.

Owned Real Property. Schedule 5.55A lists and describes briefly all real property owned by the Hake Group of Companies as of the date of this Agreement. Except as provided on Schedule 5.55 A., with respect to such real property:

     The relevant member of The Hake Group of Companies has good and marketable title to such real property, free and clear of any Encumbrances (other than Permitted Encumbrances).

     There are no pending, or to the Holders' Knowledge, Threatened condemnation Proceedings relating to such real property or other matters affecting materially and adversely the current use, occupancy or value thereof;

     The legal description for the such real property contained in the deed thereof describes such parcel fully and adequately, the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, zoning laws and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications), and do not encroach on any easement which may burden the land, and the land does not serve any adjoining property for any purpose inconsistent with the use of the land, and the property is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained.

     All facilities on the such real property have received all Governmental Authorizations required in connection with the ownership or operation thereof and have been operated and maintained in accordance with all applicable Legal Requirements except for violations, if any, as would not subject any member of The Hake Group of Companies to a penalty, fine or judgment in excess of $5,000 in any one case of $25,000 in the aggregate or render any Hake Agreement void or unenforceable, result in any forfeiture of title to any such real property.

     There are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any Person the right of use or occupancy of any portion of the parcel of such real property.

     There are no outstanding options or rights of first refusal to purchase the real property, or any portion thereof or interest therein.

     There are no Persons (other than the applicable member of The Hake Group of Companies) or Governmental Bodies in possession of the real Property.

     All facilities located on the real property are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, all of which services are adequate in accordance with all applicable Legal Requirements and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting the parcel of real property.

     The real Property abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting the parcel of real property, and access to the property is provided by paved public right-of-way with adequate curb cuts available.

Leased Real Property. Except as provided on Schedule 5.55 B, no member of The Hake Group of Companies leases any real property except from another member of The Hake Group of Companies.

Similar Business Ownership. To the Holders' Knowledge, and except as set forth on Schedule 5.56, no Holder and no officer, director or employee of any member of The Hake Group of Companies, or any family member of any of them:

Owns, directly or indirectly, any interest in (other than through ownership of not more than 5% of the securities of a public company), or is an officer, director or principal of, any corporation, partnership, proprietorship, association or other entity which is engaged in a business similar to that of any member of The Hake Group of Companies, or which has conducted any business with any member of The Hake Group of Companies, or which is a party to any contract or agreement to which any member of The Hake Group of Companies is a party or to which it may be bound, which contract or agreement cannot be terminated by The Hake Group of Companies upon not more than 90 days notice without premium or penalty.

Has directly or indirectly engaged in any transaction with any member of The Hake Group of Companies, except transactions inherent in the capacity of such person as an officer, director or employee, or

Owns, directly or indirectly, in whole or in part, any property, assets or rights, real, personal or mixed, tangible or intangible, which are associated with or necessary for the use, operation or conduct of any of the businesses, assets or operations of any member of The Hake Group of Companies.

Status of Contracts and Leases. Each of the Hake Agreements constitutes a legal, valid, binding and enforceable obligation of the parties thereto and is in full force and effect, and except for those Hake Agreements which by their terms shall expire prior to the Closing Date or are, with the prior written consent of Buyer, otherwise terminated prior to the Closing Date in accordance with the provisions thereof, the transactions contemplated in this Agreement shall not have a material adverse effect on the Hake Agreements, and they shall continue in full force and effect thereafter, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder, and without the consent, approval or act of, or the making of any filing with, any other party, except as set forth on Schedule 5.57. Each of The Hake Group of Companies has fulfilled and performed in all material respects its obligations under each of Hake Agreements, and The Hake Group of Companies are not in, or alleged in writing to be in (or to Holders' Knowledge, alleged orally to be in), breach or default under, nor is there or is there alleged to be any basis for termination of, any of the Hake Agreements and, to the knowledge of Holders, no other party to any of the Hake Agreements has breached or defaulted thereunder, and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by The Hake Group of Companies or, to the Holders' Knowledge, by any such other party. No member of The Hake Group of Companies is currently renegotiating any of the Hake Agreements or paying liquidated damages in lieu of performance thereunder. True and complete copies of each of the Hake Agreements have heretofore been made available to Buyer by the Holders. No party has given notice to the Hake Group of Companies that it has repudiated any provision of any Hake Agreement, and, except as set forth on Schedule 5.57, there are no existing disputes between The Hake Group of Companies and the other parties which, if determined adversely to

The Hake Group of Companies could result in damages to The Hake Group of Companies in excess of $5,000 in any one case or $25,000 in the aggregate or render any Hake Agreement void or unenforceable or result in any loss of title to any of its properties or assets having a value in excess of $5,000.

Studies. The Hake Group of Companies has made available to Buyer copies of all engineering studies, reports or assessments and other reports and studies requested by Buyer that are material to the businesses of The Hake Group of Companies.

Bank Accounts. Attached as Schedule 5.59 is a true and complete list of the name of each bank, brokerage firm and other financial institution with which any member of The Hake Group of Companies has a depositary, trading, margin, purchase, lending, borrowing or similar account, a line of credit, or from which The Hake Group of Companies are authorized to effect loans, or any safe deposit boxes, and the names of all persons authorized to draw on such accounts, effect such loans or who have access to such safe deposit boxes.

Payment of Union Fringe Benefits. Each member of The Hake Group of Companies has paid or will pay in full all union fringe benefits, including but not limited to, pension, health, welfare and annuities, payable for all periods ending with or prior to the Closing Date.

No Liquidated Damages. There is no, and at the Closing Date there will be no, liability of any member of The Hake Group of Companies for liquidated damages under or with respect to any WIP Contract or contracts now closed or completed which would have been WIP Contracts if not closed or completed.

Completeness of Statement; Effect of Representations and Warranties. No representation or warranty of Holders in this Agreement, including representations and warranties made in provisions of this Agreement other than in Article V, contains any untrue statement of a material fact, omits any material fact necessary to make such representation or warranty, under the circumstances which it was made, not misleading, or contains any misstatement of a material fact. The Holders have disclosed all adverse facts known to them relating to the representations and warranties. All representations and warranties contained in this Article V and in other Sections of this Agreement are correct and complete as of the date hereof and shall be correct and complete in all material respects (or, with respect to representations and warranties that are expressly subject to materiality or that include a specific dollar threshold, in all respects) as of the Closing Date as though made then with the Closing Date being substituted for the date hereof throughout this Section 5.65. Nothing in any auditor's report to The Hake Group of Companies shall be deemed adequate to disclose an exception to a representation or warranty made herein. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made in this Agreement (unless the representation or warranty has to do with the existence of the document or other item itself). All of the representations and warranties made by the Holders are made with the knowledge, expectation, understanding and desire that Buyer and Matrix places complete reliance thereon. Neither the representations and warranties of the Holders, nor the indemnification obligations of the Holders, shall be affected, qualified, modified or deemed waived by reason of the fact that Buyer or Matrix knew or should have known that any representation or warranty is or might be inaccurate in any respect.

                     REPRESENTATIONS AND WARRANTIES OF BUYER

Representations and Warranties of Buyer. Buyer and Matrix, jointly and severally, hereby represent and warrant to each Holder as follows:

Corporate Status. Buyer and Matrix are each a corporation duly incorporated and existing under the laws of the State of Delaware, is in good standing in the State of Delaware, is subsisting in the Commonwealth of Pennsylvania, and is authorized to transact business in such State and Commonwealth. Buyer and Matrix each has, and at all times has had, full corporate power and authority to own and lease its assets and properties as such properties are now owned and leased and to conduct its business as and where such business has and is now being conducted. True and Complete copies of the Certificates of Incorporation of Buyer and Matrix, as amended through the date hereof, have been delivered to Buyer.

Authority of Buyer; Binding Effect. This Agreement and each of the Ancillary Agreements has been duly executed and delivered by each of Buyer and Matrix (as applicable), and do and will constitute the legal, valid and binding obligation of them, enforceable against them in accordance with their respective terms. Buyer and Matrix have the requisite right, power, authority and capacity to execute and deliver this Agreement and the Ancillary Agreements and to perform their respective obligations under this Agreement and the Ancillary Agreements. Buyer and Matrix do not need to give any notice to, make any filing with, or obtain any authorization, declaration, consent or approval of any Governmental Body in order to consummate the transactions contemplated in this Agreement and the Ancillary Agreements, other than the HSR Act filing contemplated in Section0

Noncontravention. Neither the execution and the delivery of this Agreement or the Ancillary Documents by Buyer and Matrix, nor their compliance with or the fulfillment of the terms, conditions and provisions hereof or thereof, will (i) violate any Legal Requirement or Order applicable to them (or their respective businesses), any provision of their Articles of Incorporation or Bylaws; or (ii) with notice, the passage of time or both, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, any contract, agreement, lease, license, Governmental Authorization, instrument, arrangement or commitment to which Buyer or Matrix is a party or by which it or any of its assets or properties are bound, or (iii) result in the imposition of or creation of any Encumbrance, other than a Permitted Encumbrance, upon or with respect to any of the assets or properties owned or used by Buyer and Matrix (other than such Encumbrances (if any) on the Equity Interests as may be created pursuant to Buyer's financing of the Purchase Price), or (iv) require any notice under any agreement, contract, Governmental Authorization or any instrument, arrangement or commitment to which Buyer and Matrix is a party or by which it is bound or to which any of its respective assets or properties are subject; or (v) require the approval, consent, authorization or act of, or the making by Buyer or Matrix of any declaration, filing or registration with, any Person other than the HSR Act filing described in Section0

No Agent, Finder or Broker. Except as set forth on Schedule 6.05, Buyer and Matrix have no Liability or obligation, contingent or otherwise, to pay any fees or commissions to any agent, broker or finder with respect to the transactions contemplated in this Agreement.

Investment Intent. Buyer is acquiring the Equity Interests solely for its own account for investment purposes, and not with a view to the distribution thereof. Buyer understands that the Equity Interests are being sold in reliance upon an exemption from registration provided in the Securities Act of 1933, as amended and Regulation D thereunder for transactions not involving any public offering. Buyer has reviewed and understands the definition of "Accredited Investor," as defined in Rule 501 of Regulation D under the Securities Act, and he, she or it meets the standard for qualifying as and is an "Accredited Investor" as so defined.

Completeness of Statement; Effect of Representations and Warranties. No representation or warranty of Buyer or Matrix in this Agreement, including representations and warranties made by them in provisions of this Agreement other than in Article VI, contains any untrue statement of a material fact, omits any material fact necessary to make such representation or warranty, under the circumstances which it was made, not misleading, or contains any misstatement of a material fact. Buyer and Matrix have disclosed all adverse facts known to them relating to such representations and warranties. The representations and warranties of Buyer and Matrix contained in this Article VI and in other Sections of this Agreement are correct and complete as of the date hereof and shall be correct and complete in all material respects (or, with respect to representations and warranties that are expressly subject to materiality or that include a specific dollar threshold, in all respects) as of the Closing Date as though made then with the Closing Date being substituted for the date hereof throughout this Section 6.07. All of the representations and warranties made by Buyer and Matrix are made with the knowledge, expectation, understanding and desire that the Holders place complete reliance thereon. Neither the representations and warranties of Buyer and Matrix, nor the indemnification obligations of Buyer and Matrix, shall be affected, qualified, modified or deemed waived by reason of the fact that the Holders knew or should have known that any representation and warranty is or might be inaccurate in any respect.

Litigation. Except as set forth on Schedule 6.08, there is no action, suit, inquiry, proceeding or investigation by or before any Governmental Body or by or on behalf of any other Person pending or, to Buyer's or Matrix's Knowledge, Threatened, against or involving Buyer or Matrix or any of their Affiliates (i) which alone or in the aggregate would, if adversely, determined have a material adverse effect on the ability of Buyer or Matrix to perform its obligations to the Holders under this Agreement and the transactions contemplated hereby, or
(ii) which questions or challenges the validity of this Agreement or any action taken or to be taken by Buyer and Matrix pursuant to this Agreement or in connection with the transactions contemplated hereby.

Ownership of the Buyer by Matrix; No Prior Activities. The Buyer is a direct, wholly-owned subsidiary of Matrix and was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement the Buyer has not and will not have incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person which could adversely effect the ability of the Holders to consummate the transactions contemplated hereby.

Filings with the Securities Exchange Commission. Matrix has made all filings with the Securities Exchange Commission that it has been required to make under the Securities Act and the Securities Exchange Act (collectively, the "Matrix Reports"). Each of the Matrix Reports has complied with the Securities Act and the Securities Exchange Act in all material respects. None of the Matrix Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Consolidated Tax Return Matrix is a common partner of an affiliated group of companies, all as defined in Section 1504 of the Code, and the affiliated group files a consolidated federal income tax return pursuant to Section 1501 of the Code (the "Matrix Consolidated Tax Return"). Buyer is an includible corporation in the affiliated group, as defined in section 1504 of the Code, and will be included in the Matrix Consolidated Tax Return . The Hake Group of Companies, except for those companies that are limited liability companies, will be included in the Matrix Consolidated Tax Return

                                   TAX MATTERS

Definition of Tax and Tax Return. The term "Tax" as used herein shall mean any taxes, however denominated, including income tax, capital gains tax, value-added tax, property tax, gift tax, estate tax, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, sales, use, transfer, registration, alternative or add-on minimum, estimated, or other tax of any kind whatsoever and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other arrangement relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee, including any interest, penalty, or addition thereto, whether disputed or not. The term "Tax Returns" as used herein shall mean any return (including any information return), report, declaration of estimated Taxes, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

Tax Returns. Each member of The Hake Group of Companies has prepared, signed and filed all Tax Returns required to be filed prior to the date hereof. All Tax Returns were correct and complete in all respects, and The Hake Group of Companies have timely paid or accrued all Taxes or installments thereof which were due and owing on Tax Returns or which were or are otherwise due and owing under all applicable laws and regulations for any periods for which Tax Returns were due, whether or not reflected on the Tax Returns. The provision for Taxes in the Acquisition Date Balance Sheet is sufficient for the payment of all Taxes attributable to all periods ended on or before June 30, 2002, and adequate accruals have been made by The Hake Group of Companies for all liabilities for Taxes accruing since the date of the Acquisition Date Balance Sheet. There are no Proceedings, investigations or Claims now pending, or, to the Knowledge of Holders or any of The Hake Group of Companies, proposed against any of The Hake Group of Companies , nor are there any matters under discussion with the IRS, or any other Governmental Body, relating to any Taxes or assessments, or any Claims or deficiencies with respect thereto, except as disclosed on Schedule 7.02. The federal income Tax Returns of

The Hake Group of Companies have not been audited by the IRS or relevant state authorities, except as set forth on Schedule 7.02.

Tax Elections. The Hake Group of Companies are not United States real property holding corporations within the meaning of section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code. None of The Hake Group of Companies is a "foreign person" within the meaning of section 1445 of the Code. The Hake Group of Companies are not "consenting corporations" under section 341(f) of the Code. The Hake Group of Companies have not agreed, nor are they required to make for periods ending on or before Closing, any adjustment under section 481(a) of the Code by reason of a change in accounting method or otherwise.

Withholdings. Each of The Hake Group of Companies has withheld proper and accurate amounts from its employees in full and complete compliance with the Tax withholding provisions of the Code and other applicable Legal Requirements, and has filed proper and accurate federal, foreign, state and local Tax Returns and reports for all years and periods (and portions thereof) for which any Tax Returns were due with respect to employee income, income Tax withholding, withholding Taxes, social security taxes and unemployment Taxes. All payments due from any of The Hake Group of Companies on account of employee Tax withholdings, including income Tax withholdings, social security Taxes or unemployment Taxes in respect to years and periods (and portions thereof) ended on or prior to the date hereof were paid prior to such date on or before their due date.

Waivers of Statute of Limitations. Except as set forth on Schedule0, The Hake Group of Companies have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

Tax Agreements. Except as set forth on Schedule0, The Hake Group of Companies are not, nor have they ever been, a party to any tax allocation or sharing agreement. No member of The Hake Group of Companies has any liability for the Taxes of any corporation or other entity under Treas. Reg. (S)1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

Preparation of Tax Returns; Payment of Taxes.

The Holder Representative shall prepare and file or cause to be filed all Tax Returns for each member of the Hake Group of Companies, for periods ending on or before Closing (the "Final Tax Returns"), and shall pay any Taxes shown as due on such Tax Returns that are in excess of the reserve for Taxes on the Closing Date Balance Sheet. All Final Tax Returns described in this Section0shall be prepared in a manner consistent with prior practice unless otherwise required by applicable Legal Requirements relating to Taxes, subject to the provisions of Section0of this Agreement.

The Holder Representative shall prepare and file such amended Tax Returns as they deem appropriate for the members of the Hake Group of Companies, provided that such amended Tax Returns shall be prepared in a manner consistent with the original Tax Return, except as required by Applicable Legal Requirements relating to Taxes.

Matrix will cause the appropriate person to timely sign the return prepared in accordance with Section 7.07 A and B.

Filings By Buyer.

Following the Closing, Matrix shall prepare or cause to be prepared and file or cause to be filed all Tax Returns required of The Hake Group of Companies for periods ending after the Closing Date and shall report on such returns (including any consolidated United States federal income Tax Return filed by Matrix) any transactions by or relating to The Hake Group of Companies. To the extent any Taxes shown as due on such Tax Returns are the responsibility of the Holders as contemplated in this Agreement or in any Ancillary Document, (i) such Tax Returns shall be prepared in a manner consistent with prior practice unless otherwise required by applicable Legal Requirements relating to Taxes, (ii) Buyer shall provide the Holder Representative with copies of each such Tax Return at least 30 days prior to the due date for filing such return, and (iii) the Holder Representative shall have the right to review and approve (which approval shall not be unreasonably withheld) such Tax Returns for 10 days following receipt thereof. Matrix and the Holder Representative shall attempt in good faith to mutually resolve any disagreements regarding such Tax Returns prior to the due date for filing thereof. Any disagreements regarding such Tax Returns which are not resolved prior to the filing thereof shall be promptly resolved by arbitration as provided in Section 0; provided, that such arbitration proceeding shall not prevent Matrix from filing all such disputed Tax Returns on a timely basis with the appropriate taxing authorities. The fees and expenses of the arbitrator(s) shall be borne equally by Matrix and the Holders. Matrix shall file or cause to be filed all such Tax Returns and shall, subject to receiving the payments from the Holders referred to below, pay or cause to be paid the Taxes shown as due thereon; provided, however, that nothing contained in the foregoing shall in any manner terminate, limit or adversely affect any right of Matrix to receive indemnification pursuant to any provision in this Agreement.

Neither Matrix nor Buyer will cause or allow the Hake Group of Companies to file any amended Tax Returns that relate to periods ending on or prior to or including the Closing Date, without the prior written consent of the Holder Representative. Any amended Tax Return prepared and filed in accordance with
Section 7.07B shall be deemed to be filed with the written consent of the Holder Representative.

Payment By Holders. Not later than five days before the due date for payment of Taxes with respect to any Tax Returns which Matrix has the responsibility to file, the Holders shall pay to Matrix an amount equal to that portion of the Taxes shown on such return for which the Holders have an obligation to pay and discharge as contemplated in Section 7.08A and the Holders shall have an obligation to indemnify Matrix pursuant to the provisions of Section 7.17 hereof. Notwithstanding anything to the contrary contained herein, to the extent that the Hake Group of Companies pays more in Taxes for the period that includes but does not end on the Closing Date than was reserved for on the Closing Date Balance Sheet (for periods covered thereby), then the Holders shall be required to pay the Buyer only such amounts by which such Taxes exceeded the amount reserved. Similarly, to the extent that the Hake Group of Companies pays less in Taxes for the period that includes but does not end on the Closing Date than was reserved for on the Closing Date Balance Sheet (for periods covered thereby), then the Buyer shall be required to pay the Holder Representative all amounts by which such Taxes were less than the amount reserved. Any payments pursuant to this paragraph shall be deemed to be adjustments to the Purchase Price.

Final Tax Returns.

For federal income Tax purposes, the taxable year of Hake Group, Inc, and the members of the affiliated group of companies that join in the consolidated Tax Return of which Hake Group, Inc. is the common parent, as defined in section 1504 of the Code, shall end as of the close of the Closing Date and, with respect to all other Taxes, the Holder Representative and Matrix will, unless prohibited by applicable Legal Requirements, close the taxable period of The Hake Group of Companies as of the Closing on the Closing Date. In preparing the Final Tax Returns, all payments made to MEP Participants made at Closing shall be included as a deduction, as properly attributable to the period prior to Closing. The Final Tax Returns shall not include any items that are attributable to actions of the Hake Group of Companies that occur after the Closing and are properly attributable to the next day, as anticipated in Treas. Reg. section 1.1504-76, provided, however, that any payments to MEP Participants after Closing but before the 15th day of the 3rd calendar month after the month in which Closing occurs shall be includable in the Final Tax Returns. No Section 338 election will be made with respect to the acquisition of the Hake Group of Companies. Neither Matrix nor the Holders shall take any position inconsistent with the preceding sentences on any Tax Return, except as otherwise required by a final determination of the issue as defined in section 1313 of the Code.

In any case where Legal Requirements do not permit a member of The Hake Group of Companies to close its taxable year on the Closing Date or in any case in which a Tax is assessed with respect to a taxable period which includes the Closing Date (but does not begin or end on that day), then Taxes, if any, attributable to the taxable period of The Hake Group of Companies beginning before and ending after the Closing Date shall be allocated (i) to the Holders for the period up to and including the Closing Date (other than for items that occur after Closing), and (ii) to Matrix for the period subsequent to the Closing Date . Any allocation of income or deductions required to determine any income Taxes attributable to any period beginning before and ending after the Closing Date shall be made by means of a closing of the books and records of The Hake Group of Companies as of the close of the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period. For Taxes imposed on a daily basis, they shall be allocated based on the days in the period. The foregoing allocation of responsibility for Taxes as between Matrix, on the one hand, and the Holders, on the other hand, shall include without limitation, any property Taxes assessed on or with respect to the assets or properties of The Hake Group of Companies at any time prior to or following the Closing, and attributable to any taxing period in which the Closing Date falls, whether or not such Taxes are due and payable as of the Closing or in that taxing period.

Cooperation. The Holders and Matrix agree to furnish or cause to be furnished to each other, and each at their own expense, as promptly as practicable, such information (including access to books and records) and assistance, including making employees available on a mutually convenient basis to provide additional information and explanations of any material provided, relating to The Hake Group of Companies as is reasonably necessary for the filing of any Tax Return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any adjustment or proposed adjustment with respect to Taxes. The Hake Group of Companies shall retain in its possession all Tax Returns and Tax records relating to The Hake Group of Companies that are or might reasonably be expected to become relevant to any computations or payments required after the Closing Date with respect to Tax matters relating to any taxable period (or portions thereof) ending on or prior to the Closing Date until the relevant statute of limitations has expired, and shall afford the Holders reasonable access to all such Tax Returns and Tax records, from time-to-time, upon their request. After such time,

Matrix may dispose of such materials, provided that prior to such disposition Matrix shall give the Holders a reasonable opportunity to take possession of such materials. Each of The Hake Group of Companies shall retain in their possession, and shall provide the Holders reasonable access to (including the right to make copies of), of such supporting Tax books and records relating to The Hake Group of Companies that are or might reasonably be expected to become relevant to computations or payments with respect to material Tax matters relating to any taxable period (or portions thereof) ending on or before the Closing Date, until the relevant statute of limitations has expired (or prior thereto with the Holder Representative's consent).

Notices. Each of the Holders, Matrix and the members of Hake Group of Companies shall promptly notify the others in writing of its receipt of notice of any pending or Threatened federal, state, local or foreign Tax audits, assessments or other dispute affecting the Tax reporting positions of The Hake Group of Companies for taxable periods (or portions thereof) ending on or prior to the Closing Date. For purposes of the foregoing sentence, the "others" as it applies to the Holders shall refer to Matrix and the Holder Representative, and the "others" as it applies to Matrix and the Hake Group of Companies shall refer to the Holder Representative. The failure of a party to timely forward such notification in accordance with the immediately preceding sentence shall not relieve the other Party or its Affiliate of its obligation to pay such liability for Taxes except and to the extent that the failure to timely forward such notification actually prejudices the ability of the other Party or such Affiliate to contest such liability for Taxes or increases the amount of such Taxes.

Representation of Holders. The Holder Representative shall have the right to represent the interests of The Hake Group of Companies in any Tax audit or administrative or court proceeding relating to taxable periods ending on or prior to the Closing Date and to employ counsel of its choice at its expense, and Matrix shall have the right to consult with the Holder Representative during such proceedings at its own expense. Matrix agrees that it shall cooperate fully, and cause each member of The Hake Group of Companies to cooperate fully, with the Holder Representative and its counsel in the defense against or compromise of any claim in said proceeding, and the Holders agree to pay any reasonable third party out of pocket expenses incurred by Matrix or The Hake Group of Companies in connection therewith. Notwithstanding the foregoing, if the results of such Tax audit or proceeding reasonably could be expected to have a material adverse effect on the assets, business, operations, Tax position or financial condition of Matrix, The Hake Group of Companies or any of their Affiliates for taxable periods ending after the Closing Date, then there shall be no settlement or closing or other agreement with respect thereto without the written consent of Matrix which consent shall not be unreasonably withheld or delayed.

Joint Representation. Matrix and the Holder Representative jointly shall represent the interests of The Hake Group of Companies in any Tax audit or administrative or court proceeding relating to any taxable period of The Hake Group of Companies which includes (but does not begin or end on) the Closing Date. Any disputes regarding the conduct or resolution of any such audit or proceeding shall be resolved by arbitration as provided in Section0 The fees and expenses of the arbitrator(s) shall be borne equally by Matrix and the Holders. All other costs, fees and expenses paid to third parties in the course of such audit or proceeding shall be borne by Matrix and the Holders in the same ratio as the ratio in which, pursuant to the terms of this Agreement, Matrix and the Holders would share the responsibility for payment of the Taxes asserted by the taxing authority in such claim or assessment if such claim or assessment were sustained in its entirety. Notwithstanding the foregoing, if the results of such Tax audit or administrative or court proceeding could result in Holders being liable for payments to Matrix under this Agreement, there shall be no settlement or closing or other agreement with respect thereto without the written consent of the Holder Representative, which shall not be unreasonably withheld or delayed.

Representation of Buyer. The Buyer shall have the right to represent the interests of The Hake Group of Companies in any Tax audit or administrative or court proceeding relating to taxable periods beginning after the Closing Date and to employ counsel of its choice at its expense, and the Holder Representative shall have the right to consult with Buyer during such proceedings at its own expense. Buyer agrees that it shall cooperate fully, and cause each member of The Hake Group of Companies to cooperate fully, with the Holder Representative and its counsel in the defense against or compromise of any claim in said proceeding, and Buyer agrees to pay any reasonable third party out of pocket expenses incurred by the Holder Representative in connection therewith. Notwithstanding the foregoing, if the results of such Tax audit or proceeding reasonably could be expected to have a material adverse effect on the assets, business, operations, Tax position or financial condition of the Holders or any of their Affiliates for taxable periods ending after the Closing Date, then there shall be no settlement or closing or other agreement with respect thereto without the written consent of the Holder Representative (which consent shall not be unreasonably withheld or delayed).

Refunds, Etc.

As additional Purchase Price, Matrix will deliver to the Holder Representative all Tax refunds (including, without limitation, refunds arising by reason of amended returns filed after the Closing Date) or credit of Taxes (plus any interest thereon received with respect thereto from the applicable taxing authority), other than those relating to state taxes attributable to the carryforward of MEP Payments (the "MEP State Tax Refund"). Buyer shall pay to the Holders all Tax refunds paid after the Closing Date, other than MEP State Tax Refunds, with respect to (i) any period ending on or prior to the Closing Date, or (ii) any period which includes the Closing Date but does not begin or end on that day, provided that in the case of any Tax refund described in clause
(ii) of this Section0, the portion of such Tax refund that shall belong to the Holders shall be that portion that is attributable to the portion of that period which ends on the Closing Date (determined on the basis of an interim closing of the books as of the Closing Date). Matrix will deliver such refunds within two business days of receipt.

Matrix and the Holders agree to cooperate, and Matrix agrees to cause the Hake Group of Companies and their Affiliates to cooperate with the Holders, after the Closing Date, with respect to claiming any refund referred to in Section 7.16A., including notifying Matrix or the Holder Representative, as the case may be, of the existence of any facts known to them that would constitute a reasonable basis for claiming such a refund, providing all relevant information available to and known to Matrix or the Holder Representative with respect to any such claim, filing and diligently pursuing such claim, and in the case of the Party filing such a claim, consulting with the other Party prior to agreeing to any disposition of such claim.

Tax benefits in respect of Tax other than MEP Tax Refunds accruing to Matrix or the Hake Group of Companies for periods that do not end on or prior to Closing that are related to the MEP Payments are to be paid out to the Holder Representative as additional Purchase Price, in accordance with the following terms:

     Matrix shall cause the Hake Group of Companies to (a) claim as a deduction on its federal corporate income Tax Return from time to time when such deduction may be utilized any payment to MEP Participants that is not included in a Final Tax Return and (b) to carry forward and claim any net operating loss determined in a Final Tax Return (the "NOL") that is available after application of available carrybacks of such NOLs to years ending on or prior to Closing.

     Matrix will pay to the Holder Representative an amount equal to the deduction claimed with respect to MEP Payment or in the NOL carry forward claimed on the Tax Return, times the applicable statutory tax rate applicable to the Tax Return on which the deduction or NOL carry forward is claimed. Payment is to be made in cash within ten (10) days after the filing of the Tax Return. Matrix will provide a statement detailing the amount of the deduction or NOL carry forward claimed and the tax rate.

     The Holder Representative shall have a right to review any federal, corporate Tax Return filed by Matrix or the Hake Group of Companies for periods ending after Closing (but which include periods prior to Closing) for purposes of reviewing the payments to be made pursuant to this Section0

     To the extent any deduction on a federal corporate income Tax Return accruing to Matrix or the Hake Group of Companies for periods that do not end on or prior to Closing, that are related to the MEP Payments and that were paid to the Holder Representative pursuant to this Section0are later disallowed, the Holder Representative shall refund to Matrix those amounts which the Holder Representative had previously received and which relate to such disallowed deduction.

     Matrix and the Hake Group of Companies shall be entitled to retain any refunds or deductions for state and local Taxes for periods commencing after the Closing Date arising out of net operating losses resulting in deductions related to the MEP Payments.

Tax Indemnification.

The Holders, jointly and severally (except for the several only Holders identified on Schedule 12.02B hereto), hereby agrees to indemnify, defend and hold harmless the Buyer and Matrix from and against all Claims and all Losses for all Taxes (whether legal liability for remittance of such Taxes is imposed upon the Holders or a member of The Hake Group of Companies):

     With respect to any taxable year of any member of The Hake Group of Companies which ends on or before the Closing Date (including but not limited to any liability of The Hake Group of Companies pursuant to Treasury Regulation (S) 1.1502-6(a) or any comparable provision of state, local or foreign law) or is assessed (whether before or after the Closing) as the result of a sale, exchange or other disposition of property or assets which occurs prior to the Closing;

     With respect to any taxable year or period which includes but ends after the Closing Date, to the extent attributable to the portion of such period which ends with the Closing Date determined on the basis of an interim closing of the books; provided, that exemptions, allowances or deductions that are calculated on an annual basis (including but not limited to depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period; and

     Arising by reason of any breach of representation, warranty or covenant contained in this Agreement.

Any payments made by the Holders pursuant to this Section 7.18A. shall not have the effect of reducing the Deferred Portion of the Purchase Price as provided in
Section 12.03, but shall be treated as adjustments to the Purchase Price by the parties.

Buyer shall indemnify, defend and hold harmless the Holder Indemnitees (as defined in Section0hereof) from and against all Claims and all Losses for all
Taxes:

               3. With respect to The Hake Group of Companies for any taxable period beginning after the Closing Date;

     With respect to any taxable year or period which includes but ends after the Closing Date, to the extent attributable to the portion of such period which begins with the Closing Date determined on the basis of an interim closing of the books; provided, that exemptions, allowances or deductions that are calculated on an annual basis (including but not limited to depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period; and

     Arising by reason of any breach of representation, warranty or covenant contained in this Agreement.

                            COVENANTS OF THE PARTIES

No Negotiation.

Until such time, if ever, as this Agreement is terminated pursuant to Section 0, no Holder, no member of The Hake Group of Companies or any representative of the Holders of The Hake Group of Companies, shall, nor shall they permit any of their Affiliates to, directly or indirectly, entertain, solicit, initiate, accept or encourage any inquiries, offers or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer and Matrix) relating to any transaction involving the sale or lease of all or a substantial part of the business or assets of The Hake Group of Companies, or any of the Equity Securities of The Hake Group of Companies, or any merger, consolidation, business combination, or similar transaction involving The Hake Group of Companies, or participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek, any of the foregoing.

The Holders or The Hake Group of Companies will notify Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

Operations of The Hake Group of Companies Pending Closing. From the date hereof through the Closing Date, except as otherwise provided in this Section 8.02, without the prior written consent of Matrix (which consent will not be unreasonably withheld), the Holders agree to cause each member of The Hake Group of Companies:

To continue the business and operations of The Hake Group of Companies substantially in the same manner as heretofore, not to change any of the accounting principles followed (except to comply with changes required by GAAP), not to undertake any transactions or enter into any contracts, commitments or arrangements other than in the Ordinary Course of Business of The Hake Group of Companies and other than as permitted in Section 8.02B., to use their reasonable best efforts to preserve the present business and organization of The Hake Group of Companies and to keep available for the benefit of Buyer (without entering into any binding agreement) the services of their employees, and to preserve for the benefit of Buyer the goodwill of their customers, suppliers and others having business relationships with them.

Not to submit to any customer, any primary contractor or any other Person any binding bid or offer committing to, and not otherwise undertake any transactions or enter into any contracts, commitments or arrangements, in each case in excess of $100,000 or which has a duration in excess of one year; provided that, if such matter relates to a line of business in competition with a line of business conducted by Matrix and its Affiliates, then The Hake Group of Companies shall not be required to obtain the consent of Matrix but shall only be required to consult with Matrix prior to making such submission or undertaking.

Not to renew, extend, modify, terminate or waive any right under any of the WIP Contracts or any of the Hake Agreements.

Not to increase the rate or change the nature of the compensation payable to any of their employees, except in the Ordinary Course of Business consistent with past practices or as required by any union contracts.

Not to allow any of their assets and properties to be subject to any Encumbrance (other than Permitted Encumbrances), or to be disposed of outside the Ordinary Course of Business of The Hake Group of Companies.

To maintain their existing insurance coverages, subject to variations in amounts required by the Ordinary Course of Businesses of The Hake Group of Companies.

To confer with Buyer concerning operational matters of a material nature.

To otherwise report periodically to Buyer concerning the status of the business, operations and finances of The Hake Group of Companies at Buyer's reasonable request.

Not to amend or modify their Organization Documents.

To maintain their corporate existence and good standing in their respective state of incorporation and their qualifications as foreign corporations in the jurisdictions set forth on Schedule0

To maintain their licenses, permits and franchises, and not take any action, or refrain from taking any action, which could cause any license, permit or franchise to be revoked, restricted or suspended.

Not to authorize for issue or issue Equity Interests, nor grant any option, warrant or right to purchase or acquire Equity Interests of itself.

Not to declare or pay any dividend, nor, directly or indirectly, redeem, purchase or otherwise acquire any of its securities.

Not to make any investment in any other corporation, association, partnership, joint venture or other business organization.

Not to make any capital expenditures in excess of $50,000 for any single item of equipment or other property.

Not to incur or agree to incur any indebtedness for borrowed money.

To maintain all of its properties in good working order and repair (ordinary wear and tear excepted) and take all steps reasonably necessary to maintain its assets for Buyer's use and benefit.

Not to enter into any contract, commitment or arrangement to merge, combine or consolidate with or into any other corporation or entity, or enter into any other contract, commitment or arrangement to sell, transfer, or dispose of any of its assets to any person or entity other than in the Ordinary Course of Business.

Not to increase the quantities of any inventories, raw materials or spare parts maintained by The Hake Group of Companies to levels that are materially greater than the levels historically maintained by The Hake Group of Companies in the Ordinary Course of Business consistent with past practice.

To operate their businesses in compliance in all material respects with all Legal Requirements, Governmental Authorizations and Orders applicable to them.

Not to enter into any agreement or commitment to do any of the foregoing.

Holder Covenants Regarding Environmental Matters. The Holders covenant and agree that they shall:

refrain from undertaking any activity on the Leased Property which would cause:
(i) the Leased Property to become a hazardous waste treatment, storage or disposal facility under any Environmental Law, (ii) a Release or threatened Release of Hazardous Material at, on, from or under the Leased Property in violation of any Environmental Law, (iii) the Release of Hazardous Material into any watercourse, body of surface or subsurface water or wetland, or the discharge into the atmosphere of any Hazardous Material at the Leased Property which would require a permit under any Environmental Law and for which no such permit has been issued or which would otherwise violate any Environmental Law; and

refrain from undertaking any activity, or permitting any activity to be undertaken, on the Leased Property which would result in a violation of any Environmental Law such that it would not permit industrial use of the Leased Property.

Buyer's and Matrix's Covenants Regarding Environmental Matters. Buyer and Matrix covenant and agree that they shall:

promptly notify the Holder Representative and the Hake Group of Companies of and provide them with copies of any documents relating to: (i) any governmental or regulatory actions instituted or threatened under any Environmental Law in any way related to the Hake Group of Companies' use, transportation, storage, or disposal of Hazardous Materials at the Talbot Property, (ii) all claims relating to any Hazardous Material or a violation of any Environmental Law made or threatened by any third party against Buyer and Matrix related to the Talbot Property, and (iii) any environmental assessments or investigations relating the Hake Group of Companies use, transportation, storage or disposal of Hazardous Materials at the Talbot Property; and

fully cooperate with and grant to the Holder Representative and/or the Hake Group of Companies and any of their agents or consultants access to the Talbot Property, at reasonable times and upon reasonable notice, to conduct any investigation, removal, or remediation of any Release or threatened Release of Hazardous Materials at, on, from or under the Talbot Property to the extent required by any governmental entity or otherwise under this Agreement.

Investigation of The Hake Group of Companies by Buyer and Matrix. From the date hereof through the Closing, the Holders shall cause The Hake Group of Companies to afford to the officers, employees and authorized representatives of Buyer and Matrix (including independent public accountants and attorneys and other third party consultants) reasonable access to the offices, properties, employees and business and financial records (including computer files, retrieval programs and similar documentation and such access and information that may be necessary in connection with an environmental audit) of The Hake Group of Companies to the extent Buyer or Matrix shall deem reasonably necessary or desirable, and shall furnish to Buyer and Matrix or their authorized representatives such additional information concerning the assets, properties and operations of The Hake Group of Companies as shall be reasonably requested, including all such information as shall be reasonably necessary or appropriate to enable Buyer and Matrix or their representatives to verify the accuracy of the representations and warranties contained in this Agreement, to verify that the covenants of the Holders and of The Hake Group of Companies contained in this Agreement have been complied with, and to determine whether the conditions set forth in Section0have been satisfied. Buyer and Matrix agree that such investigation shall be conducted in such a manner as will not interfere unreasonably with the operations of The Hake Group of Companies and that such investigation shall be at Buyer's sole cost and expense. No investigation made by Buyer, Matrix or their representatives hereunder shall affect the representations and warranties of the Holders made in this Agreement.

Remedy for Breach of Sections 8.01 and 8.03. The parties acknowledge and agree that, because of the nature and subject matter of the provisions of Section 8.01 and Section 8.03 it would be impractical and extremely difficult to determine actual damages in the event of the breach of any such provisions. Accordingly, if the Holders and any of its Affiliates (including The Hake Group of Companies prior to the Closing), on the one hand, or Buyer and any of its Affiliates (including Matrix), on the other hand, commits a breach, or threatens to commit a breach, of any matter set forth in Sections 8.01 and 8.03, the non-breaching party shall have the right to have the provisions of Section 8.01 or 8.03, as the case may be, specifically enforced by any court having equity jurisdiction, it being further acknowledged and agreed by the parties that any such breach or threatened breach will cause irreparable injury to the non-breaching party and its Affiliates and that an injunction may be issued against the breaching party to stop or prevent such breach or threatened breach. If any such action shall be instituted, the breaching party agrees to waive, and does hereby waive to the fullest extent permitted by law, the defense that the non-breaching party has an adequate remedy at law and agrees to interpose no opposition, legal or otherwise, as to the propriety of pursuing specific performance as a remedy and agrees not to request any bonding for the issuance of the relief sought.

Title Insurance; Surveys. The Hake Group of Companies has obtained, at Buyer's expense, and delivered to Buyer, a commitment to issue the insurance on the Talbot Property at the Closing:

Commitment. With respect to the Talbot Property, a commitment to issue an ALTA Owner's Policy of Title Insurance (Form 10/17/92 or its nearest equivalent if the Talbot Property is located in a jurisdiction in which Form 10/17/92 is not available) (the "Commitment"), which Commitment shall be issued by a title insurer reasonably satisfactory to Buyer, committing to insure the interest of the applicable member of The Hake Group of Companies in such Talbot Property for $325,000 (including in all improvements).

Further Commitment Requirements. In addition to the matters set forth in A. and
B. above, the Commitment shall further commit:

     to insure title to all recorded easements benefiting the Talbot Property;

     to issue an ALTA Endorsement 3.1 (or equivalent) as to the Talbot Property; and

     to issue a standard "non-imputation" endorsement.

Surveys. With respect to the Talbot Property, Buyer has ordered, at its expense, a survey by a licensed surveyor, certified to Matrix and to the title company insuring the Talbot Property and conforming to the Minimum Detail Requirements for ALTA/ACSM Land Surveys (Class A Survey) including all items contained in items1.1, 2, 3, 4, 6, 8, and 10 (the "Survey").

Title at Closing. At the Closing, the state of title to the Talbot Property shall be such that the title company issuing the Commitment for that Property shall be prepared to and shall issue a title policy on the form mandated herein, insuring the interest of the applicable member of The Hake Group of Companies owning such Property as a valid fee simple interest, (i) subject only to the Permitted Exceptions, (ii) having deleted therefrom the standard exceptions for parties in possession, survey, rights of way and easements not of record and mechanics and materialman's liens (iii) insuring that the Property as described in the policy is the same property as is described in the Survey for the Talbot Property, (iv) insuring the contiguity of the Property if the Property consists of more than one tract or lot and (v) insuring direct and unencumbered pedestrian and vehicular access to the Talbot Property from each street or roadway adjacent to the Property.

Lien and Litigation Searches. Buyer and Matrix may (in their discretion) obtain, at their cost and expense, a Uniform Commercial Code security interest search report, a tax lien search report and a litigation search report, showing that there are no Encumbrances against the assets, properties or rights of The Hake Group of Companies, other than those disclosed on Schedule0and no litigation, except as disclosed on Schedule0.

Transition of The Hake Group of Companies. From and after the Closing, the Holders covenant and agree with Buyer and Matrix to cause The Hake Group of Companies to cooperate with Buyer and Matrix to effect the smooth transition of the control and operation of The Hake Group of Companies from the Holders to Buyer, as contemplated herein, including the retention of the customers of The Hake Group of Companies, by such means that Matrix may reasonably request at Matrix's sole cost and expense.

Further Assurances. Each of the Parties hereto shall, at any time, and from time to time, at or after the Closing Date, upon the request of the appropriate Party, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, assignments, transfers, conveyances, and assurances as may be reasonably required to complete the transactions contemplated in this Agreement. After the Closing Date the Holders shall, and shall use their reasonable best efforts to assure that any necessary third party shall, execute such documents and do such other acts and things as Buyer or Matrix may reasonably require for the purpose of giving to Buyer and Matrix (and The Hake Group of Companies after the Closing) the full benefit of all the provisions of this Agreement and as may be reasonably required to complete the transactions contemplated in this Agreement.

No Actions Constituting a Breach. From the date hereof through the Closing Date, no Holder will, and the Holders agree to cause each member of The Hake Group of Companies not to, take or knowingly permit to be done anything in the conduct of the business of The Hake Group of Companies which would be a misrepresentation, breach of warranty or non-fulfillment of any covenant or agreement on the part of that Party under this Agreement, and each of the Parties hereto shall cause the deliveries for which such Party is responsible at the Closing to be duly and timely made.

Notification of Breaches. From the date hereof through the Closing Date, each Party agrees to promptly notify the other Parties in writing if such Party becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach by that Party of any of its representations or warranties as of the date of this Agreement had its representations and warranties been made as of the time of the occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Schedules if the Schedules were dated the date of the occurrence or discovery of any such fact or condition, Buyer and the Holder Representative will promptly deliver to one another a mutually agreeable supplement to the Schedules specifying such change. During the same period, each Party agrees to promptly notify the other parties of the occurrence of any breach of any covenant of that Party in this Agreement or of the occurrence after the date of this Agreement of any event that may make the satisfaction of the conditions in 0 impossible or unlikely. Provided that the Closing occurs, any disclosure by any Party pursuant to this Section0, including any supplement of the Schedules by Buyer and the Holder Representative as contemplated above, shall be deemed to amend or supplement the Schedules for purposes of preventing or curing any misrepresentation or breach of a warranty. Notwithstanding the foregoing, such disclosure shall not be deemed to amend the Schedules for purposes of the conditions to Closing provided in Section 9.01A.

Compliance With Conditions. Each Party hereto agrees to cooperate fully with the other Parties, and shall use its reasonable best efforts to cause the conditions precedent for which such Party is responsible to be fulfilled. Each Party hereto further agrees to use its reasonable best efforts, and act in good faith, to consummate this Agreement and the transactions contemplated herein as promptly as possible.

Consents; Actions. Subject to the terms and conditions of this Agreement, the Parties hereto undertake and agree to (i) in good faith, take all reasonable steps that are within their power to cause to be fulfilled those of the conditions precedent to each Party's obligations to consummate the transactions contemplated herein as are dependent upon their actions; and (ii) use their reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated hereby and not to take any actions that would be inimical to such result. The Buyer, Matrix, the Holders and The Hake Group of Companies have prepared and filed with the United States Department of Justice and the Federal Trade Commission the notification and report form with respect to the transactions contemplated in this Agreement as required pursuant to the HSR Act and have obtained early termination of the waiting period under the HSR Act. Each Party shall further pay its own costs in connection with such filing and any filing fees shall be paid jointly by the Parties

Guaranties.

Matrix hereby guarantees unconditionally and absolutely to the Holders the due and punctual payment and performance by Buyer of all obligations of Buyer provided for in this Agreement that are to be paid or performed by Buyer. The obligations of Matrix hereunder shall remain in full force and effect without regard to, and shall not be affected or impaired by, any of the following, any of which may be taken without the consent of, or notice to, Matrix:

     Any exercise, non-exercise or waiver by Buyer of any right or privilege under this Agreement (provided, that any non-performance by the Holders that would be a defense to Matrix's performance under this Agreement shall constitute a defense to Matrix under this Section 0)

     Any bankruptcy, insolvency, reorganization, dissolution, liquidation or other like proceeding relating to any Holder or any member of The Hake Group of Companies, whether or not Matrix shall have had knowledge of any of the foregoing.

     Any permitted assignment or other transfer of this Agreement.

     The invalidity or unenforceability of this Agreement or any provision hereof.

     Any right to require the Holders to proceed against Buyer or any other Person.

Matrix unconditionally waives all demands, protests and notices of protests, any right to require the Holders to first proceed against Buyer, and any and all guarantor's defenses, whether general or otherwise.

Each of the parties on Schedule 0hereto (each a "Seller Guarantor" and collectively the "Seller Guarantors") hereby jointly and severally guarantees unconditionally and absolutely to Buyer the due and punctual payment and performance by the Holders of all obligations of the Holders provided for in this Agreement that are to be paid or performed by the Holder, including pursuant to the indemnification provisions of Article XII. The obligations of the Seller Guarantors hereunder shall remain in full force and effect without regard to, and shall not be affected or impaired by, any of the following, any of which may be taken without the consent of, or notice to, Seller Guarantors:

                    (ii) Any exercise, non-exercise or waiver by Holders of any right or privilege under this Agreement (provided, that any non-performance by the Buyer that would be a defense to the Holders' performance under this Agreement shall constitute a defense to Seller Guarantors under this Section 0)

     Any bankruptcy, insolvency, reorganization, dissolution, liquidation or other like proceeding relating to Buyer or Matrix or any of the Hake Group of Companies, whether or not Seller Guarantors shall have had knowledge of any of the foregoing.

     Any permitted assignment or other transfer of this Agreement.

     The invalidity or unenforceability of this Agreement or any provision hereof.

     Any right to require the Buyer to proceed against Holders or any other Person.

Each Seller Guarantor unconditionally waives all demands, protests and notices of protests, any right to require the Buyer to first proceed against Holders, and any and all guarantor's defenses, whether general or otherwise.

Publicity. Prior to the Closing, neither the Holders or any of their Affiliates (including The Hake Group of Companies) nor Buyer or any of its Affiliates (including Matrix), or any representatives or agents of such Persons, shall make or issue, or cause to be made or issued, any announcement or written statement concerning this Agreement or the transactions contemplated hereby for dissemination to the trade or general public without the prior written consent of the other party. This provision shall not apply, however, to any announcement or written statement which, in the opinion of counsel to the disclosing party, is required to be made by law or the regulations of any Governmental Entity, except that the party required to make such announcement shall consult with the other party concerning the. timing and content of such announcement before such announcement is made.

Intentionally Omitted.

Letters of Credit.

At the Closing, Buyer or Matrix shall deliver to the Holder Representative a Letter of Credit in the aggregate initial principal amount of $3,000,000 to secure payout of the Deferred Portion of the Purchase Price and any interest and recoverable costs thereon (the "Letter of Credit"). The Letter of Credit will be reduced from time to time to the extent that payments of Deferred Portion of the Purchase Price (including deemed payments by reasons of reductions for Damages as provided in Article 12 "Deferred Payments")) exceed $7,000,000.

Until March 7, 2004, Buyer and Matrix shall have the right to substitute for the Letter of Credit, a new Letter of Credit (the "Substitute LC") in the aggregate principal amount of $7,500,000.00 to secure the payment of the Deferred Portion of the Purchase Price and any interest and recoverable costs thereon. The Substitute LC would be reduced from time to time, (i) by the initial $1,000,000 installment of the Deferred Portion of the Purchase Price (including Deemed Payments thereof) and (ii) to the extent that payments of Deferred Portion of the Purchase Price paid (including Deemed Payments thereof), exceed $2,500,000. Concurrently with delivery of the Substitute LC, the Holder Representatives shall return the Letter of Credit to Matrix for cancellation.

In the event the Letter of Credit or Substitute LC or any Replacement LC (as defined below) expires prior to the earlier of March 7, 2008 or the drawing of the entire principal amount thereof, Buyer or Matrix shall deliver to the Holder Representative a replacement Letter of Credit at least ten (10) business days prior to such expiration (a "Replacement LC"). If a Replacement LC is not delivered when due, the Holder Representative may draw on the entire balance of the Letter of Credit, Substitute LC or any Replacement LC, as the case may be, and place the amount so drawn in a separate account to be used solely to satisfy amounts payable as Deferred Portion of the Purchase Price or interest and costs thereon when due under this Agreement.

Certain Employment Matters. To the extent included as a liability in the Final Net Current Assets, Buyer shall to such extent assume the amount of accrued and unpaid vacation pay, employee service days, sick days and company matching 401(k) contributions of The Hake Group of Companies, and the foregoing shall not be Retained Liabilities or obligations payable by the Holders to the extent of such accruals. The Holders shall indemnify and hold Buyer harmless from any against any liability for such matters to the extent such liability exceeds the accruals set forth in the Final Net Current Assets and the same shall be Retained Liabilities

Permits. The Parties agree to reasonably cooperate with and assist each other, at their respective cost and expense, to effect the transfer or assignment of any existing Governmental

Authorizations of The Hake Group of Companies that may be required by reason of, or that may result from, the consummation of the transactions contemplated in this Agreement, and agree to file any notices, requests, applications and the like with all relevant Governmental Bodies in connection with those Government Authorizations (or their assignment or transfer), including without limitation, any notices of the change in control and ownership of The Hake Group of Companies required under applicable Legal Requirements for the continued use, maintenance and effectiveness of such Governmental Authorizations.

Bonding. Buyer and Matrix will use its best efforts to assume any bid and performance bonds of The Hake Group of Companies that are not transferred with the relevant member of The Hake Group of Companies upon the purchase of the Equity Interests of such member.

Holder Payback and Discharge. Each Holder agrees, and agrees to cause Hake Headquarters LP and Frank W. Hake, to pay back the amounts described on Schedule0from the Estimated Cash Amount to The Hake Group of Companies as is necessary to repay such notes in full at the Closing. Each member of The Hake Group of Companies agrees to immediately discharge such amounts upon receipt of payment in full at the Closing. For purposes of calculating the Actual Net Current Assets, such amounts shall be deemed to be included in the cash of the Hake Group of Companies at Closing, and shall be reflected as such.

Excluded Assets. Prior to Closing, all leasehold improvements on the Leased Real Property shall be transferred to Persons who are not members of the Hake Group of Companies.

Storage Tank Removal. Within one (1) year after Closing, Matrix and the Buyer agree to remove the underground storage tank located on the Talbot Property at their own expense and, in the event any soil and/or groundwater on the Property is discovered to be contaminated by any Release of Hazardous Materials from the underground storage tank, any cost of any necessary soil and/or groundwater remediation and/or other response activity related thereto, if necessary, shall be paid for by Holders as provided in Section0hereof. Notwithstanding the foregoing, Holders shall not be responsible for paying the costs of any soil and/or groundwater remediation and/or other response activity that is required as a result of a Release of Hazardous Materials from the underground storage tank that is due to any negligent or intentional conduct of Buyer, Matrix, or any of their agents or consultants.

                              CONDITIONS TO CLOSING

Conditions to Obligations of the Buyer. The obligations of the Buyer to purchase the Equity Interests and to take the other actions required to be taken by them at and subsequent to the Closing are subject to the satisfaction at or prior to the Closing of each of the following conditions, any one or more of which Buyer or Matrix may waive in whole or in part at or prior to the Closing:

Representations True. The representations and warranties of the Holders contained in this Agreement (considered collectively) and each of those representations and warranties (considered individually) shall be true and correct in all material respects (or with respect to representations and warranties that are expressly subject to materiality or that include a specific dollar threshold, in all respects) as of the date hereof, and (except as otherwise provided below) must be true and correct in all material respects (or with respect to representations and warranties that are expressly subject to materiality or that include a specific dollar threshold, in all respects) on and as of the Closing Date (including those representations and warranties which specifically speak as of the date hereof) with the same effect as though such representations and warranties had been made and this Agreement had been delivered on and as of the Closing Date, without giving effect to any supplement to the Schedules. Notwithstanding the foregoing, in the event any of the representations or warranties of the Holders contained in this Agreement are not true and correct as of the date hereof, or are not true and correct on and as of the Closing Date, each as contemplated above, then Buyer and Matrix shall be entitled to assert such misrepresentation, breach of warranty or other failure as being an unsatisfied condition precedent to its obligation to consummate the transactions contemplated in this Agreement only to the extent Buyer and Matrix shall reasonably believe that the Holders will be unable or will refuse to indemnify and hold harmless the Buyer and Matrix, pursuant to Section0hereof, from and against all Damages resulting from or arising out of such misrepresentation, breach of warranty or other failure, or will otherwise be unable or will refuse to assume and pay, perform and discharge all Retained Liabilities that were or are the subject of such misrepresentation, breach of warranty or other failure. Buyer and Matrix shall not be deemed to have waived their right, following the Closing, to seek the indemnification and other remedies provided for in this Agreement regarding such misrepresentation, breach of warranty or Retained Liabilities, notwithstanding Buyer's or Matrix's knowledge of such misrepresentation or breach of warranty as of the Closing.

Covenants Performed. Unless waived in writing by Buyer, all of the covenants, agreements and conditions of the Holders required to be performed or complied with at or prior to the Closing pursuant to the terms of this Agreement (considered collectively), and each of those covenants, agreements and conditions (considered individually), shall have been duly performed and complied with in all material respects.

No Changes or Destruction of Property. Between the date hereof and the Closing Date, there shall have been (i) no material adverse change in the business, financial condition or results of operations of any of The Hake Group of Companies; (ii) no material adverse federal or state legislative or regulatory change affecting any of The Hake Group of Companies or their products or services; and (iii) no material damage to any assets or properties of any of The Hake Group of Companies by fire, flood, casualty, act of God or public enemy or other cause, regardless of insurance coverage for such damage.

Necessary Consents Received. The Holders shall have received all consents and approvals, in form and substance reasonably satisfactory to Buyer, from each of the Persons set forth on Schedule 9.01D.

No Litigation. No Proceeding shall have been instituted or, to the knowledge of Buyer or Matrix, be Threatened, before any Governmental Body by any Person, (i) making any challenge to, or seeking damages or other relief in connection with, the transactions contemplated in this Agreement, or (ii) that may have the effect of restraining, enjoining, prohibiting, making illegal or otherwise interfering with such transactions, or (iii) is reasonably likely to have a material adverse affect upon The Hake Group of Companies.

No Claim Regarding Equity Interests. No claim shall have been made or Threatened by any Person not a Holder asserting that such Person (i) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any Equity Interests or any other Equity Interests of an member of The Hake Group of Companies, voting, equity or otherwise, or (ii) is entitled to all or any portion of the Purchase Price payable for the Equity Interests (other than a MEP Participant).

Hart-Scott-Rodino Compliance. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated.

Closing Documents. The Holders and any required member of The Hake Group of Companies shall have executed and delivered to Buyer and Matrix the Retained Liabilities Assignment & Assumption Agreement, certificates or other instruments evidencing the Equity Interests and stock powers or other instruments sufficient to transfer legal and beneficial ownership of the Equity Interests to the Buyer, and such other certificates, instruments, legal opinion and documents contemplated by this Agreement.

Financing. Buyer and Matrix shall have received proceeds from a financing sufficient in amount to consummate the transactions contemplated by this Agreement upon terms and conditions satisfactory to them in their sole discretion.

Environmental Review Report. The Holders agree to reimburse Buyer for one-half of all consulting fees, costs and other expenses reasonably incurred by them in conducting a "Phase II" environmental audit of the real property, regardless of whether the Closing shall occur, which amounts shall be payable within thirty
(30) days after the written request therefore delivered by Buyer to the Holder Representative, together with all documentation of such fees, costs and expenses. The Holder Representative and any member of The Hake Group of Companies shall have the right to review all environmental investigation reports conducted by or on behalf of Buyer and/or Matrix, including underlying analytical data and information. In addition the Holder Representative and members of The Hake Group of Companies shall have the right to request and receive splits of all soil and groundwater samples collected during any such investigation.

Release of Encumbrances. The Holders shall have delivered to Buyer and Matrix evidence reasonably satisfactory to Buyer and Matrix of the complete and absolute release and discharge of all Encumbrances (other than Permitted Encumbrances), and of all debts, obligations and liabilities of The Hake Group of Companies.

Lease Agreements. At the Closing, The Hake Group of Companies shall have entered into a lease agreements for the Leased Real Property, having a term of five (5) years and at the current market rental rate, in a form reasonably satisfactory to Buyer.

Employment Agreements/Agreements Not to Compete. At the Closing, Buyer shall have received an Employment Agreement/Agreement not to Compete in a form reasonably acceptable to Buyer from each Person named on Schedule 9.01M. hereto.

No Changes to GAAP. Since the date of this Agreement, there shall have been no changes to GAAP from the Balance Sheet GAAP which have or would result in a difference in excess of $50,000 in the amount of Final Net Current Assets had no such changes in GAAP occurred.

Minute Books. The complete minute books and corporate seal of The Hake Group of Companies shall be made available to Matrix.

Conditions to Obligations of the Holders. The obligations of the Holders to sell the Equity Interests and to take the other actions required to be taken by them at and subsequent to the Closing are subject to the satisfaction at or prior to the Closing of each of the following conditions, any one or more of which the Holders (acting by a Majority In Interest) may waive in whole or in part at or prior to the Closing:

Representations True. The representations and warranties of the Buyer and Matrix contained in this Agreement (considered collectively) and each of the representations and warranties (considered individually) shall have been true and correct in all material respects (or with respect to representations and warranties that are expressly subject to materiality or that include a specific dollar threshold, in all respects) as of the date hereof, and (except as otherwise provided below) must be true and correct in all material respects (or with respect to representations and warranties that are expressly subject to materiality or that include a specific dollar threshold, in all respects) on and as of the Closing Date (including those representations and warranties which specifically speak as of the date hereof) with the same effect as though such representations with the same effect as though such representations and warranties had been made and this Agreement had been delivered on and as of the Closing Date.

Covenants Performed. All of the covenants, agreements and conditions of the Buyer and Matrix required to be performed or complied with at or prior to the Closing pursuant to the terms of this Agreement (considered collectively), and each of those covenants, agreements and conditions (considered individually), must have been duly performed and complied with in all material respects.

No Litigation. No Proceeding shall have been instituted or, to the Holders' Knowledge, be Threatened, before any Governmental Body by any Person, (i) making any challenge to, or seeking damages or other relief in connection with, the transactions contemplated in this Agreement, or (ii) that may have the effect of restraining, enjoining or prohibiting, making illegal or otherwise interfering with such transactions, or (iii) is reasonably likely to have a material adverse affect upon the Buyer or Matrix.

Hart-Scott-Rodino Compliance. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated.

Closing Documents. Buyer and Matrix shall have executed and delivered to the Holder Representative such agreements, certificates, instruments, legal opinion and documents as are contemplated by this Agreement.

                                   TERMINATION

Termination of Agreement. This Agreement may be terminated only as follows:

Mutual Consent. The Holder Representative, Buyer and Matrix may terminate this Agreement prior to the Closing by mutual written agreement.

Conditions Not Satisfied.

     By Buyer. Buyer or Matrix may terminate this Agreement upon notice to Holder Representative delivered at any time following April 15, 2003 and prior to the Closing, in the event any of the conditions set forth in Section 9.02 have not been satisfied for any reason on or prior to that date (other than any failure of such condition(s) to be so satisfied by reason of a breach by the Holders of any of their covenants set forth in this Agreement) which have not been waived by Buyer or Matrix on or prior to that date.

     By the Holder Representative. The Holder Representative may terminate this Agreement upon notice to Buyer and Matrix delivered at any time following April 15, 2003 and prior to the

Closing, in the event any of the conditions set forth in Section 9.01 have not been satisfied for any reason on or prior to that date (other than any failure of such condition(s) to be so satisfied by reason of a breach by the Buyer or Matrix of their covenants set forth in this Agreement), which have not been waived by the Holder Representative on or prior to that date.

          Notwithstanding the provisions of Sections B.1 and B.2, above, the Parties each agree that, in the event the Closing shall not have occurred on or before April 15, 2003 by reason of a failure of any condition precedent set forth in Section B.1 or B.2 to have been satisfied or waived, and in the event the failure of such condition precedent to be so satisfied relates primarily to a failure by the Holders or any member of The Hake Group of Companies to comply with any Environmental Laws, or to any Environmental, Health and Safety Liability, then each Party shall refrain from exercising their respective termination right provided for above until May 15, 2003, and shall continue until that date to reasonably cooperate with each other in an attempt to satisfy that condition precedent.

Breach by a Party. Either Buyer and Matrix, on the one hand, or the Holder Representative (on behalf of itself and The Hake Group of Companies), on the other hand, may terminate this Agreement if a breach of any of the provisions of this Agreement has been committed by the other Party(s) or, in the case of a termination by Buyer and Matrix, committed by Buy one of The Hake Group of Companies, and such breach (if curable) has not been (i) cured by such other Party (or one of The Hake Group of Companies, as applicable) within ten (10) days after notice thereof is delivered to such breaching party, or (ii) waived by the non-breaching party at or prior to the Closing.

Effect of Termination. Except as described in this Section 10.02, each Party's right of termination under Section 10.01 is in addition to, and not in lieu of, any other rights or remedies that it may have under this Agreement, at law, in equity or otherwise, and the exercise of a right of termination will not be an election of remedies. No such termination shall be deemed to relieve any Party from responsibility for any breach by it under this Agreement occurring prior to such termination. Notwithstanding the foregoing, in no event shall any Party be liable for any consequential, exemplary, special, incidental or punitive damages and no Party shall be entitled to recover more than its out-of-pocket expenses. This section describes a Party's sole and exclusive remedies for a termination pursuant to Section 10.01.

                DELIVERIES AND ACTIONS TO BE TAKEN AT THE CLOSING

Deliveries by Holders. The Holders agree to deliver (duly executed where appropriate) to Buyer at the Closing each of the following:

Equity Interests. Certificates or other instruments (including but not limited to lost certificate affidavits and indemnities) representing the Equity Interests (provided such entity issued certificates therefore), duly endorsed (or accompanied by duly executed stock or similar powers) for transfer to Buyer (collectively, the "Certificates & Powers").

Resolutions. Copies of resolutions duly adopted by the Board of Directors or similar body of Skyview Partners LLC and of Hake Group, Inc., approving the transactions contemplated in this Agreement in a form reasonably satisfactory to the Buyer, certified by an appropriate officer of each of the entity as being correct, complete and in full force and effect as of the Closing Date.

Certificate. A Certificate dated the Closing Date from the Holder
Representative, certifying as to the fulfillment of the conditions set forth in Section0

Resignations. The Holder Representative shall deliver to Buyer the executed written resignation of each of the directors of the Hake Group, Inc. effective as of the Closing Date.

Payment of Liens and Encumbrances. Written confirmation that the Encumbrances (other than Permitted Encumbrances) required to be removed at Closing have been paid, released and discharged.

Opinion of Counsel. An opinion from Pepper Hamilton LLP, counsel for The Hake Group of Companies, in form and substance reasonably satisfactory to Buyer.

Assignment & Assumption Agreements. The Hake Group of Companies shall execute and deliver the Retained Assets Assignment & Assumption Agreement.

Delivery of Corporate Records. The complete minute books and corporate seal of The Hake Group of Companies shall be sent to Matrix.

Other Documents. Such other documents as may be reasonably requested by the Buyer as necessary to effect the Closing of the transactions contemplated in this Agreement as such Closing is herein contemplated.

Deliveries by Buyer and Matrix. Buyer and Matrix covenant to deliver (duly executed where appropriate) to the Holders at the Closing each of the following:

Resolutions. A copy of resolutions duly adopted by the Board of Directors of Buyer and Matrix, approving the transactions contemplated in this Agreement and in a form reasonably satisfactory to the Holder Representative, certified by an officer of Buyer and Matrix as being correct, complete and in full force and effect as of the Closing Date.

Cash Amount. The Estimated Cash Amount of the Purchase Price, by means of a wire transfer of immediately available federal funds to such account of the Holder Representative as the Holders shall direct in writing.

Certificate. A Certificate from a duly authorized officer of Buyer and Matrix, dated the Closing Date, certifying as to the fulfillment of the conditions set forth in Section0

Opinion of Counsel. An opinion from Hall, Estill, Hardwick, Gable, Golden & Nelson, PC, counsel for Buyer and Matrix, in a form reasonably satisfactory to the Holder Representative.

Other Documents. Such other documents as may be reasonably requested by the Holder Representative as necessary to effect the closing of the transactions contemplated in this Agreement as such closing is herein contemplated.

Actions and Deliveries Simultaneous. Notwithstanding the order of the deliveries by the Parties set forth above, all actions and deliveries shall occur simultaneously and none shall be deemed to have been completed until each of the actions and deliveries set forth in this Article XI has been completed or has been waived by the Party entitled to make such waiver.

                            INDEMNIFICATION; REMEDIES

Survival; Right to Indemnification Not Affected by Knowledge. All representations, warranties, covenants and obligations set forth in this Agreement, the certificates delivered pursuant to Sections0D. and0C, and any other certificate or document delivered pursuant to this Agreement will survive the Closing and shall expire on the fifth anniversary from the Closing Date. The right to indemnification, payment of "Damages" or other remedies based on such representations, warranties, covenants and obligations will not be affected by the Closing, by any earlier termination of this Agreement, or by any investigation conducted by any Person with respect to, or any knowledge acquired by any Person at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to, the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants and obligations. Except for Damages resulting from, arising out of or in connection with common law fraud, this section states the sole and exclusive remedy with respect to the accuracy or inaccuracy of or compliance with or performance of any representation, warranty, covenant or obligation pursuant to this Agreement (except under 0, the Retained Liabilities Assignment and Assumption Agreement or any of Sections0(Certain Employment Matters), or0(Holder Environmental Indemnifications)).

Indemnification and Payment of Damages By the Holders. Except as provided in
Section 12.03, each Holder identified on Schedule 12.02A agrees, jointly and severally, and each Holder identified on Schedule 12.02B agrees severally but not jointly, to defend, indemnify and hold the Buyer, Matrix, The Hake Group of Companies (after the Closing) and their respective directors, officers, shareholders, Affiliates, successors and assigns (collectively, "Matrix Indemnitees") harmless from and against, and to pay to the Matrix Indemnitees the amount of, any and all debts, obligations, losses, claims, damages (including without limitation, direct, indirect, special incidental and consequential damages), Liabilities, deficiencies, Proceedings, demands, assessments, Orders, judgments, writs, decrees, costs and other expenses (including without limitation, costs of investigation and defense and reasonable attorneys' and accountants' fees), and diminution of value, whether or not involving a third-party claim, of any nature and of any kind whatsoever, but net of insurance proceeds received by any Matrix Indemnitees in respect of any such item, (collectively, "Damages"), that may be suffered or incurred by them (or any of them) resulting from, arising, directly or indirectly, out of or in connection with (without duplication):

Any misrepresentation or breach of warranty made by the Holders in this Agreement or in any Ancillary Document

Any breach by the Holders after the Closing of any covenant, agreement or obligation of the holders or of The Hake Group of Companies in this Agreement or in any Ancillary Document to which it is a party, other than a breach of the Holder's obligations pursuant to 0, the Retained Liabilities Assignment and Assumption Agreement or any of Sections0(Certain Employment Matters) or0(Holder Environmental Indemnifications).

The Retained Liabilities (and each of them); it being understood and agreed by the Buyer and Matrix that the foregoing right of the Matrix Indemnitees to be defended, indemnified and held harmless from and against the Retained Liabilities may be exercised by the Matrix Indemnitees regardless of whether such Retained Liabilities are the subject of any representations or warranties set forth in Article V or any disclosure(s) by the Holders in connection with those representations and warranties.

All Damage payments to Buyer or Matrix hereunder shall be deemed adjustments to the Purchase Price.

Specific Holder Indemnifications.

Environmental. The Holders agree to indemnify, defend, and hold harmless the Matrix Indemnitees against and from any and all:

     misrepresentations or breaches of any warranties in Sections 5.34 - 5.40;

     administrative or other legal claims, suits, actions, judgments, or orders of any nature whatsoever suffered or incurred that relate to the use, transportation, storage, or disposal of Hazardous Materials at the Leased Property or Talbot Property prior to Closing; or

     costs of investigation, removal, remediation, or other response costs, to the extent required by any Governmental Body pursuant to any Environmental Law and to permit industrial use of the Leased Property or Talbot Property, incurred as a result of any Release or threat of Release of any Hazardous Materials at, on, or from the Leased Property or the Talbot Property due to the use, transportation, storage, or disposal of Hazardous Materials occurring prior to Closing. Notwithstanding the foregoing, the Holders shall have the right, but not the duty, to discharge their obligations under this Section by performing or selecting and retaining an environmental consultant and any other appropriate expert to perform any required investigations, removal actions, response actions, and/or remediations of any Release or threatened Release of Hazardous Materials at, on, from, or under the Leased Property or the Talbot Property consistent with industrial cleanup criteria or other cleanup criteria as directed by any Governmental Body.

Litigation. The Holders agree to indemnify, defend and hold harmless the Matrix Indemnitees from any and all Damages arising out of any litigation either pending or Threatened as of the Closing Date, including, but not limited to, items identified on Schedules 5.51A (except the two sales tax audits which are addressed in Article 7) and the first four items identified on Schedule 5.54.

Consequential Damages. The Holders agree to indemnify, defend and hold harmless the Matrix Indemnitees from any Damages which constitute consequential damages based on or arising out of matters occurring prior to the Closing Date for the WIP Contracts identified on Schedule 12.03C and for consequential damages based on or arising out of matters occurring either before or after the Closing under any other contract pursuant to which the Hake Group of Companies provides services, unless, with respect to matters occurring after the Closing, such matters are the result of willful or intentional misconduct of Matrix, Buyer or the Hake Group of Companies after Closing.

Limitations on Holders' Indemnification.

General Limitations. Notwithstanding the provisions of Section 12.02, the Holders shall have no obligation to indemnify or hold harmless any Matrix Indemnitee pursuant to Section 12.02:

     If the amount of Damages arising from any one event or group of similar events is less than $10,000 ("De Minimus Damages"); and

     until such time as the sum of all Damages excluding De Minimus Damages that are suffered or incurred by all Matrix Indemnitees, collectively, resulting from or arising out of all misrepresentations and breaches of warranties shall exceed $250,000 in the aggregate, at which time the Holders shall indemnify and hold harmless all Matrix Indemnitees pursuant to Section 12.02 for all Damages then and thereafter suffered or incurred by them, including without limitation, that initial $250,000 in Damages;

     once the total amount of Damages paid by the Holders pursuant to this 0 exceeds in the aggregate Ten Million Dollars ($10,000,000.00), as the same may be reduced by any amounts paid in respect of the Retained Liabilities as described in clauses (ii), (iii) and (iv) of the definition of the term "Retained Liabilities."

Insurance Limitations. If after the Closing Date Buyer does not maintain the insurance of The Hake Group of Companies that was in place on the Closing Date (the "Existing Insurance"), no Holder shall have any Liability pursuant to this Agreement or any Ancillary Document for any amounts which would have been paid by the Existing Insurance had such Existing Insurance continued in full force and effect; provided that, Buyer shall not be required to maintain any Existing Insurance if it, or comparable replacement insurance is no longer available or it or comparable replacement insurance is available only upon terms that are commercially unreasonable by reason of materially less beneficial coverage or materially more onerous coverage/cooperation provisions or at an expense materially in excess of the existing cost of such insurance and Matrix does not obtain comparable insurance for its other comparable operations by reason of such unavailability.

Exceptions to Section0 A. Limitations. Anything to the contrary in Section0 A._ notwithstanding, the limitations on the Matrix Indemnitees' right to indemnification contained in Section0 A._shall not apply to the following:

Any Damages resulting from, arising out of or in connection with any of the Retained Liabilities; or

Any Damages resulting from, arising out of or in connection with any common law fraud.

Indemnification By Buyer and Matrix. Buyer and Matrix, jointly and severally, shall defend, indemnify and hold the Holders, and their respective directors, officers, shareholders, Affiliates, successors and assigns (collectively, the "Holder Indemnitees"), harmless from and against, and will pay to the Holder Indemnitees the amount of, all Damages suffered or incurred by them (or any of them) resulting from, arising directly or indirectly out of or in connection with (without duplication):

Any misrepresentation or breach of warranty made by Buyer or Matrix in this Agreement or in any Ancillary Document to which it is a party.

Any breach by Buyer or Matrix of any covenant, agreement or obligation of Buyer or Matrix in this Agreement or in any Ancillary Document to which it is a party.

Procedure for Indemnification.

Notice of Claims. Promptly after receipt by a Party (the "Claiming Party") of notice of the commencement or assertion of any claim, action, suit, Proceeding, arbitration, audit, hearing, investigation, Order or litigation (each a "Claim") against it or any Holder Indemnitee (in the case of the Holders) or any Matrix Indemnitee (in the case of Buyer, Matrix and The Hake Group of Companies), and if a claim is to be made by the Claiming Party against any other Party (the "Indemnifying Party") for indemnification with respect to that Claim pursuant to
Section 12.02 or 12.05 (as applicable), the Claiming Party shall promptly give notice to the Indemnifying Party of the commencement or assertion of such Claim; provided, that the failure to so notify the Indemnifying Party of the commencement or assertion of such Claim will not relieve the Indemnifying Party of any liability that it may have to any Matrix Indemnitee or Holder Indemnitee (as applicable) hereunder, except to the extent that such Indemnifying Party demonstrates that the defense of such action was prejudiced by the Claiming Party's failure to give such notice. The notice contemplated herein shall describe the Claim and the specific facts and circumstances in reasonable detail, shall include a copy of any related notices or written claims from third-parties, and shall indicate the amount, if known, or an estimate, if possible, of the Damages that have been or may be suffered or incurred.

Assumption of Defense. If any Claim is brought against a Matrix Indemnitee or a Holder Indemnitee and the Claiming Party gives notice to the Indemnifying Party of such Claim, the Indemnifying Party will, unless the Claim involves Taxes (which shall be resolved in accordance with the procedures in 0), be entitled to participate in such Claim and, to the extent that it wishes (unless (i) such Indemnifying Party is also a party to such Claim and the Claiming Party determines in good faith that joint representation would be inappropriate, or
(ii) the Indemnifying Party fails to provide reasonable assurance to the Claiming Party of its financial capacity to defend such Claim and provide indemnification with respect to such Claim), to assume the defense of such Claim with counsel reasonably satisfactory to the Claiming Party and, after notice from the Indemnifying Party to the Claiming Party of its election to assume the defense of such Claim, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Claiming Party or the other relevant Holder Indemnitee(s) or Matrix Indemnitee(s) (as applicable) under this Section0for any fees of other counsel or any other expenses with respect to the defense of such Claim, in each case subsequently incurred by the Claiming Party or the other relevant Holder Indemnitee(s) or Matrix Indemnitee(s) (as applicable) in connection with the defense of such Claim, other than their reasonable costs of investigation. If the Indemnifying Party assumes the defense of a Claim, (i) it will be conclusively established for purposes of this Agreement that the Claim (and any resulting Damages) are within the scope of and subject to indemnification by the Indemnifying Party; (ii) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Claiming Party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other Claims that may be made against the Claiming Party or any other Holder Indemnitee or Matrix Indemnitee (as applicable), and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (iii) the Claiming Party and each relevant Holder Indemnitee or Matrix Indemnitee (as applicable) will have no liability with respect to any compromise or settlement of such Claims effected without its consent. The Claiming Party and any relevant Holder Indemnitee or Matrix Indemnitee shall be entitled to participate (at its expense) in the defense of any Claim assumed by the Indemnifying Party as contemplated herein. If notice is given to an Indemnifying Party of any Claim and the Indemnifying Party does not, within ten days after the Claiming Party's notice is given, give notice to the Claiming Party of its election to assume the defense of such Claim, the Indemnifying Party will no longer have the right to assume that defense, and will be bound by any determination made in such Claim or any compromise or settlement effected by the Claiming Party or any other Holder Indemnitee or Matrix Indemnitee (as applicable).

Exception. Notwithstanding the foregoing, if a Claiming Party or any other Holder Indemnitee or Matrix Indemnitee (as applicable), determines in good faith that there is a reasonable probability a Claim (other than a claim arising under Section 12.02(c) hereof) may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, that party or Person may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such Claim, but the Indemnifying Party will not be bound by any determination of a Claim so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

Other Claims. A claim for indemnification for any matter not involving a third-party Claim may be asserted by notice to the Party from whom indemnification is sought.

Cooperation of Parties. The Party assuming the defense of any Claim shall keep the other Party(s) reasonably informed at all times of the progress and development of the Party's defense of and compromise efforts with respect to such Claim, and shall furnish the other Party(s) with copies of all relevant pleadings, correspondence and other papers. In addition, the Parties to this Agreement shall cooperate with each other, and make available to each other and their representatives all available relevant records or other materials required by them for their use in defending, compromising or contesting any Claim.

No Liability of The Hake Group of Companies. In the event a Claim is made against the Holders for any Damages incurred by Buyer or Matrix, the Holders shall not, nor shall they be entitled to, maintain, assert or make a claim against any member of The Hake Group of Companies, or the directors or officers of each, for contribution, indemnity or any other recovery, it being the intention of the Parties hereto that after the Closing The Hake Group of Companies shall have no liability, obligation or responsibility to the Holders for any breach or nonfulfillment of the representations, warranties, covenants or obligations of Buyer and Matrix made in this Agreement.

Arbitration.

Referral. If any dispute under this Agreement or any Ancillary Document arises and the relevant Parties are unable to resolve such dispute, the unresolved dispute shall be resolved by arbitration if a Party requests arbitration in accordance with this Section 0. The place of arbitration shall be in Philadelphia, Pennsylvania. Arbitration shall be conducted under the auspices of the American Arbitration Association ("AAA"). Except as otherwise provided in this Section 0, the Rules of the AAA shall govern all proceedings; and in the case of conflict between the AAA Rules and this Agreement, the provisions of this Agreement shall govern.

Demand. Any Party may initiate arbitration by making a demand on the other relevant Party(s) and simultaneously filing copies of the demand, together with the required fees, with the AAA office in Philadelphia, Pennsylvania. The demand shall contain those provisions required by the Rules of the AAA and shall also request the AAA to designate and appoint one person as the arbitrator, who shall act as the sole arbitrator to resolve the matter.

Discovery. The Parties shall have the right of discovery in accordance with the Federal Rules of Civil Procedure except that discovery may commence immediately upon the service of the demand for arbitration. A Party's unreasonable refusal to cooperate in discovery shall be deemed to be refusal to proceed with arbitration and, until AAA has designated the arbitrator, the Parties may enforce their rights (including the right of discovery) in the courts. Such enforcement in the courts shall not constitute a waiver of a Party's right to arbitration. Upon his or her appointment, the arbitrator shall have the power to enforce the Parties' discovery rights.

Binding Decision. The Parties shall be bound by the decision of the arbitrator and accept his or her decision as the final determination of the matter in dispute. The prevailing Party(s) shall be entitled to enter a judgment in any court upon any arbitration award made pursuant to this Section 0 The arbitrator shall award the costs and expenses of the arbitration, including reasonable attorneys' fees, disbursements, arbitration expenses, arbitrators' fees and the administrative fee of the AAA, to the prevailing Party as shall be determined by the arbitrator. The dispute resolution procedure set forth in this Section 12.07 shall be the sole procedure by which disputes between the Parties under this Agreement or any Ancillary Document shall be resolved.

Claims Against Deferred Portion of the Purchase Price. If at any time or times prior to the expiration date of Buyer's right to make a Claim for Damages against the Holders pursuant to Article XII of this Agreement, Buyer makes a Claim (a "Notice of Claim") that, pursuant to the terms of this Agreement, would reduce the Deferred Portion of the Purchase Price, Buyer shall give notice thereof to the Holder Representative in accordance with the procedures of
Section 12.07 of
this Agreement. If the Holder Representative dispute such Claim, the Holder Representative must give written notice thereof (the "Claim Dispute Notice"), to Buyer within fifteen (15) days after the date of Buyer's Notice of Claim, in which case the Buyer shall delay making any permanent reduction in the Deferred Portion of the Purchase Price until such time as the Claim is resolved by the mutual agreement of the Parties or by arbitration pursuant to Section 12.08 hereof; provided however, any scheduled payments that become due and payable from the Deferred Portion of the Purchase Price as provided in Section 2.02B. hereof shall be reduced by the amount of such Claim until such Claim is resolved as provided above. If the Holder Representative fails to deliver a Claim Dispute Notice within such fifteen (15) day period, such Claim shall be deemed to have been acknowledged and accepted by the Holders and the Deferred Portion of the Purchase Price shall be permanently reduced by the full amount as set forth in the Claim and shall be applied to the reduce the first maturing payment due of the Deferred Portion of the Purchase Price. In the event that the amount subject to the Claim is unliquidated, Buyer shall have made a good faith estimate as to the amount of the Claim that is included in the Notice of Claim.

Payment Procedures. In the event any payment required to be made by any party (the "Defaulting Party") hereto is not made when due (a "Payment Default") the party to whom such payment was to be made (the "Non-defaulting Party") shall be entitled to recover from the Defaulting Party interest on the amounts not paid at the Default Rate from the date such Payment Default occurred until the date such Payment Default (together with all interest and Collection Expenses payable in conjunction therewith) is paid in full. In addition, the Non-defaulting Party shall be entitled to recover from the Defaulting Party all costs and expenses of collection (including reasonable attorneys' fees) incurred in connection with such Payment Default (the "Collection Expenses"). In the event that any portion of the Deferred Portion of the Purchase Price (a "Deferred Portion") is not paid on the date scheduled for payment of such amounts (the "Scheduled Date") by reason of any unresolved claim for indemnification hereunder (an "Unresolved Indemnity Claim"), if upon resolution of such Unresolved Indemnity Claim, the Holders shall be entitled to receive any portion of the Deferred Portion, the Holders shall also be entitled to be paid by Matrix, interest at the Withholding Rate from the Scheduled Date until the date on which payment is received, pursuant to this Section0 For purposes of this Agreement, "Default Rate" means the interest rate in effect from time to time on the Matrix Revolving Credit Loan plus three percent (3%) and "Withholding Rate" means the interest rate in effect from time to time on the Matrix Revolving Credit Loan.

                            MISCELLANEOUS PROVISIONS

Confidentiality of Agreement. Each Party agrees that it will treat in confidence all Confidential Information which such Party shall have obtained regarding the other Parties during the course of the negotiations leading to the consummation of the transactions contemplated in this Agreement (whether obtained before or after the date hereof), the investigation provided for herein and the preparation of this Agreement and the Ancillary Documents, and in the event the transactions contemplated in this Agreement shall not be consummated, each Party will return to the other Parties all copies of Confidential Information which have been furnished in connection herewith. Such Confidential Information shall not be communicated to any third Person (other than to each Party's counsel, accountants, financial advisors and lenders). No other Party shall use any Confidential Information in any manner whatsoever except solely for the purpose of evaluating the proposed purchase and sale of the Equity Interests; provided, that after the Closing, Buyer and Matrix may use or disclose any Confidential Information included in the assets, properties or rights of The Hake Group of Companies, or otherwise reasonably related to The Hake Group of Companies or their assets, properties or rights. The obligation of each Party to treat such documents, materials and other information in confidence shall not apply to any Confidential Information which (i) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed, or (ii) such Party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated herein. Notwithstanding the foregoing, the terms of the Confidentiality Agreement between Matrix and The Hake Group, Inc. dated as of September 9, 2002 shall continue to be binding upon the Parties in accordance with its terms, regardless of any termination of this Agreement, until and unless the Closing shall occur.

Consent to Jurisdiction. Each of the Parties hereto consents and voluntarily submits to personal jurisdiction in the Commonwealth of Pennsylvania and in the courts in such state located in Delaware County and the United States District Court for the Eastern District of Pennsylvania in any Proceeding arising out of or relating to this Agreement which is not subject to arbitration as provided in
Section 11, and agrees that all claims in respect of the Proceeding may be heard and determined in any such court. Each of the Parties hereto further consents and agrees that such Party may be served with process in the same manner as a Notice may be given under Section0 Each Party agrees that any action instituted by it against another Party with respect to this Agreement will be instituted exclusively in the United States District Court for the Eastern District of Pennsylvania or, if such Court does not have jurisdiction to adjudicate such action, in the Courts of the Commonwealth of Pennsylvania located in Delaware County. Each Party irrevocably and unconditionally waives and agrees not to plead, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of venue or the convenience of the forum of any action with respect to this Agreement in the United States District Court for the Eastern District of Pennsylvania and the Courts of the Commonwealth of Pennsylvania located in Delaware County. Each Party agrees that a final judgment in any Proceeding so brought, and in any arbitration proceeding pursuant to
Section 12.07, shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity, in any court or other tribunal having competent jurisdiction.

Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Legal Requirement shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules rather than in any agreement or document referred to in or attached to such Schedule), the statements in the body of this Agreement will control. The Parties intend that each representation, warranty, covenant and obligation contained herein shall have independent significance. If any Party has breached any representation, warranty, covenant or obligation contained herein in any respect, the fact that there exists another representation, warranty, covenant or obligation relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, covenant or obligation. Unless the context clearly states otherwise, the use of the singular or plural in this Agreement shall include the other and the use of any gender shall include all others. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

Entire Agreement. This Agreement embodies the entire agreement and understanding of the Parties hereto with respect to the subject matter herein contained, and supersedes all prior agreements, correspondence, arrangements and understandings relating to the subject matter hereof. This Agreement may be amended, modified, superseded, or canceled only by a written instrument signed by all of the Parties hereto, and any of the terms, provisions, and conditions hereof may be waived only by a written instrument signed by the waiving Party.

Exhibits and Schedules. All Exhibits to this Agreement and the Schedules hereto shall constitute part of this Agreement and shall be deemed to be incorporated herein by reference, in their entirety and made a part hereof, as if set out in full at the point where they first are mentioned. References in this Agreement to a specific Schedule shall refer solely to such Schedule and shall not be deemed to include material included in any other Schedule, unless the Schedule specifically states that the material is to be included in another specified Schedule.

Expenses. Except as otherwise specifically provided in this Section 13.06 or elsewhere in this Agreement, each Party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated herein, including all fees and expenses of agents, representatives, counsel and accountants, In the event of the termination of this Agreement, the obligation of each Party to pay its or his own expenses will be subject to any rights of each party arising from a breach of this Agreement by another party. The Hake Group of Companies and Matrix shall each pay one-half of the HSR Act filing fee, at the time of such filing.

Governing Law. This Agreement is executed and delivered in, and shall be governed by and construed in accordance with the laws of, the Commonwealth of Pennsylvania, without giving effect to any conflict of law rule or principle that might require the application of the laws of another jurisdiction.

Headings. The headings in this Agreement are included for purposes of convenience only and shall not be considered a part of this Agreement in construing or interpreting any provision hereof.

Invalidity of Provisions; Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall to any extent be held in any Proceeding to be invalid, illegal or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it was held to be invalid, illegal or unenforceable, shall not be affected thereby, and shall be valid, legal and enforceable to the fullest extent permitted by law, but only if and to the extent such enforcement would not materially and adversely frustrate the parties' essential objectives as expressed herein. Notwithstanding the foregoing, each Party hereto agrees that it has reviewed the provisions of this Agreement, and that the same, taken as a whole, are fair and reasonable. The Parties hereto shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

No Third Party Beneficiaries. This Agreement is not intended to, and shall not be construed to, confer upon any third Person any right, remedy or benefit nor is it intended to be enforceable by any third Person, and shall only be enforceable by the Parties hereto, and their respective successors and permitted assigns.

Notices.

Giving of Notices. All notices, requests, consents, approvals, waivers, demands and other communications required or permitted to be given or made hereunder (collectively, "Notices") shall be given or made in writing and (1) personally delivered against a written receipt, or (2) sent by confirmed telephonic facsimile, or (3) delivered to a reputable express messenger service (such as Federal Express, DHL Courier and United Parcel Service) for overnight delivery, addressed as follows (or to such other address as a Party shall have given Notice to the other):

If to any Holder or Guarantor:   Holder Representative

                                 Skyview Partners LLC
                                 c/o Eizen McCarthy and Fineburg, PC
                                 Two Commerce Square, 34th Floor
                                 2001 Market Street
                                 Philadelphia, PA 19103
                                 Fax: 215/751-9310

   With a copy (which shall not
     constitute notice) to:       Elam M. Hitchner, Esq.
                                  Pepper Hamilton LLP
                                  3000 Two Logan Square
                                  Philadelphia, PA 19103
                                  Fax: 215/981-4253

If To Buyer Or Matrix:           Matrix Service Company
                                 10701 East Ute Street
                                 Tulsa, Oklahoma  74116
                                 Attn: Chief Financial Officer
                                 Fax: 918/838-8810

   With a copy (which shall not
     constitute notice) to:       Larry W. Sandel, Esq.
                                  Hall, Estill, Hardwick, Gable, Golden & Nelson
                                  320 South Boston Avenue, Suite 400
                                  Tulsa, Oklahoma  74103-3708
                                  Fax:  918/594-0505

Time Notice Deemed Given. All Notices shall be effective upon being properly personally delivered, or upon confirmation of a telephonic facsimile, or upon the delivery to a reputable express messenger service. The period in which a response to any such Notice must be given shall commence to run from the date on the receipt of a personally delivered notice, or the first business day following the date of confirmation of a telephonic facsimile or two days following the proper delivery of the Notice to a reputable express messenger service, as the case may be.

Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, the Holders, on the one hand, and Buyer and Matrix, on the other, agree that the other(s) shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court permitted by the terms of this Agreement, in addition to any other remedy to which it or he may be entitled, at law or in equity.

Successors and Assigns.

Assignment. The rights of any Party under this Agreement shall not be assignable by such Party hereto prior to the Closing without the consent of the other Parties, except that the rights of Buyer hereunder may be assigned prior to the Closing, without the consent of the Holders, to any corporation all of the outstanding capital stock of which is owned or controlled by Matrix, or to any general or limited partnership, or limited liability company or partnership, in which Matrix or any such corporation is a general partner or controlling member; provided that such assignment shall not result in the Holders or The Hake Group of Companies having to amend its respective Notification and Report Form filed under the HSR Act in connection with the transactions contemplated herein, the assignee shall assume in writing all of such Party's obligations hereunder,

     the Holders and Matrix shall not be released from any of its obligations hereunder by reason of such assignment, and the assigning Party's obligations under this Agreement shall be subject to the delivery by such assignee, on or prior to the Closing Date, of a certificate signed on its behalf containing representations and warranties similar to those made by the assigning Party herein.

Successors. All of the terms, provisions and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their successors and permitted assigns. The successors and permitted assigns hereunder shall include without limitation, in the case of Buyer, any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise). This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties and their successors and permitted assigns.

Waiver. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable Legal Requirement, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Parties, (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

                     [Signatures are on the Following Page]

          In Witness Whereof, the Parties hereto have duly executed this Agreement as of the date first above written.

HAKE ACQUISITION CORP.                     MATRIX SERVICE COMPANY

-------------------------------            -------------------------------

Print Name:                                Print Name:
           --------------------                       --------------------

Title:                                     Title:
      -------------------------                  -------------------------


SKYVIEW PARTNERS LLC                       SKYVIEW PARTNERS LLC


-------------------------------            -------------------------------
Name: Frank W. Hake, II                    Name: Jack H. Harper
Title: Manager                             Title: Manager

SKYVIEW PARTNERS LLC                       JAMES A. BOGAN, JR.,


-------------------------------            -------------------------------
Name: Alan Segal
Title: Manager


JAMES DOUGHERTY

-------------------------------

          The undersigned Seller Guarantors hereby execute this Agreement for purposes of agreeing to the provisions of Section0hereof.

NANCY H. HARPER                            JAMES D. HAKE

-------------------------------            -------------------------------
BARBARA H. BONGARD                         FRANK W. HAKE, II

-------------------------------            -------------------------------
JAMES D. HAKE, SR.                         PAMELA H. HICKS

-------------------------------            -------------------------------

                                   APPENDIX I

                              CERTAIN DEFINED TERMS

     As used in the Equity Interests Purchase Agreement dated as of March 7, 2003, among the Holders, Buyer and Matrix, the following capitalized terms shall have the meanings set forth below. References hereto to particular Sections shall refer to Sections of the Equity Interests Purchase Agreement, unless the context clearly requires a different construction.

     "Accounts Receivable" shall mean, without duplication, the amount owing by a debtor created in the ordinary course of business and arising from the bona fide performance of services or the sale or lease of goods and such amount is shown on the balance sheet as an Accounts Receivable in accordance with GAAP.

     "Acquisition Date Balance Sheet" shall have the meaning set forth in
Section 0

     "Actual Net Current Assets" shall have the meaning ascribed thereto in
Section 0.

     "Affiliate" shall mean any Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. For purposes of this definition, "control" means the power, direct or indirect, to direct or cause the direction of the management and policies of the relevant Person, whether by ownership of securities, contract, law or otherwise.

     "Agreed Procedure" shall mean GAAP subject to the exceptions specified in Exhibit C.

     "Agreement" shall mean this Equity Interests Purchase Agreement, the Exhibits hereto, including those executed and delivered by one or more of the parties prior to or at the Closing pursuant hereto, and the Schedules hereto.

     "Ancillary Documents" shall have the meaning set forth in Section 0

     "Benefit Plans" shall have the meaning set forth in Section 0

     "best efforts", "reasonable best efforts", "commercially reasonable efforts" and words of similar effect shall mean the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use best efforts under any agreement does not require the Person subject to that obligation to incur a material expense or to take actions that would result in a materially adverse change in the benefits to such Person of such agreement and the transactions described therein.

     "Certificates and Powers" shall have the meaning set forth in Section 0

     "Claim" shall have the meaning set forth in Section 0

     "Claiming Party" shall have the meaning set forth in Section 0

     "Closing" shall have the meaning set forth in Section 0

     "Closing Date" shall have the meaning set forth in Section 0

     "Closing Date Balance Sheet" shall mean the balance sheet of The Hake Group of Companies as of the close of business on the Closing Date, prepared in accordance with the Agreed Procedure and with the provisions of Section 0 hereof.

     "Code" shall mean the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

     "Computers" shall have the meaning set forth in Section 0

     "Confidential Information" shall mean any information which is proprietary in nature and non-public or confidential, in whole or in part; provided however Confidential Information shall not include any information in the possession of the receiving Party and which was not received subject to any other confidentiality obligations (a) that is independently developed by the such Party, (b) is learned from a third Person not under any duty of confidence to the disclosing Party or (c) becomes part of the public domain through no fault of the receiving Party.

     "Consent" shall mean any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

     "Copyrights" shall have the meaning set forth in Section 0

     "Damages" shall have the meaning set forth in Section 0

     "Encumbrance" shall mean any charge, claim, community property interest, deed of trust, condition, equitable interest, lien, mortgage, easement, encumbrance, servitude, right of way, option, pledge, purchase agreement, conditional sale agreement, proxy, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

     "Entity" shall mean any corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association or any other type of business organization.

     "Environment" shall mean soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

     "Environmental, Health, and Safety Liabilities" shall mean any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

          (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

          (b) fines, penalties, judgments, awards, settlements, legal or administrative Proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

          (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) consistent with the industrial use of such property and for any natural resource damages; or

          (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law to permit industrial use or Occupational Safety and Health Law.

     The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. (S) 9601 et seq., as amended ("CERCLA").

     "Environmental Law" shall mean any Legal Requirement that requires or relates to:

          (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

          (b) preventing the release of or threat of release of pollutants or hazardous substances or materials into the Environment or reducing pollutants or hazardous substances or materials to acceptable levels consistent with the industrial use of the property;

          (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

          (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

          (e) protecting resources, species, or ecological amenities;

          (f) reducing to acceptable levels the risks inherent in the transportation, storage and disposal of hazardous substances, pollutants, oil, or other potentially harmful substances;

          (g) cleaning up pollutants that have been released to levels that are consistent with the industrial use of the property, or paying the costs of such clean up or prevention; or

          (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

     "Equity Interests" shall mean capital stock, voting and non-voting interests in any entity, membership interests and any other similar interests in any Entity.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

     "Estimated Balance Sheet" shall mean the unaudited balance sheet of the Company as of the Closing Date prepared in good faith by the Holder Representative on the Closing Date.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any similar Federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

     "Excluded Equity Interests" shall mean all Equity Interests relating solely to the ownership of real property by an Entity included in The Hake Group of Companies, other than the Entity holding the real property and improvements constituting the fabrication plant used in the business of The Hake Group of Companies.

     "Facilities" shall mean the Leased Real Property and the Talbot Property, collectively.

     "Final Net Current Assets" shall have the meaning ascribed in Section 0

     "Financial Statements" shall have the meaning set forth in Section 0

     "GAAP" shall mean generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other audited Financial Statements referred to in Section 0 were prepared.

     "Governmental Authorization" shall mean any approval, consent, certificate, registration, variance, exemption, right of way, franchise, privilege, immunity, grant, ordinance, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

     "Governmental Body" shall mean any applicable (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

     "Hake Agreements" shall have the meaning set forth in Section 0

     "Hazardous Activity" shall mean the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that creates or poses an unreasonable risk of harm under any Environmental Law to persons or property on or off the Facilities, or that may affect the value of the Facilities or any of The Hake Group of Companies.

     "Hazardous Materials" shall mean any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefore and asbestos or asbestos-containing materials.

     "Holder Representative" shall mean Skyview Partners, LLC, a Delaware limited liability company.

     "Holders" shall mean those Persons identified as such on Exhibit A hereto.

     "HSR Act" shall have the meaning set forth in Section 0

     "Immaterial Violations" -- shall have the meaning set forth in Section 0

     "Indemnifying Party" shall have the meaning set forth in Section 0

     "Intellectual Property" shall have the meaning set forth in Section 0

     "IRS" shall mean the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

     "Knowledge of the Holders" or "to Holders' Knowledge" shall mean, with respect to a specific matter, any information actually known (and not imputed) by any of the following: Frank Hake, Alan Segal, Joseph Nestel, Sidney Laytin, Walter McFarland, James Bogan, Michael Bray, James Dougherty Sr., James Harris, John Morris, James Price, James Nevius, and Brian Morris but Brian Morris only with respect to Sections 00 and 0.

     "Leased Real Property" shall mean all the real property and improvements owned by Affiliates of the Holders and currently leased to The Hake Group of Companies, other than the Talbot Property.

     "Legal Requirement" shall mean any federal, state, local, municipal, foreign, international, multinational, or other Order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

     "Liability" shall have the meaning set forth in Section 0

     "Loss" shall mean any loss, damage, liability, cost, assessment and expense including, without limitation, any interest, fine, court cost and reasonable investigation cost, penalty and reasonable attorneys and expert witnesses, fees, and reasonable disbursements and expenses, after taking into account (i) any insurance proceeds actually received by or paid on behalf of any party incurring a Loss which are not required to be remitted by such party to the other party pursuant to the terms hereof, and (ii) any reserves or accruals related to such Loss to the extent accrued and reflected as a liability in the Closing Date Balance Sheet.

     "Marks" shall have the meaning set forth in Section 0

     "Matrix Indemnitees" shall have the meaning set forth in Section 0

     "Matrix Revolving Credit Loan" shall mean the most recent loan made pursuant to the Credit Agreement with Matrix and the Lenders named therein.

     "Multi-Employer Plans" shall mean "Multiemployer Plans" as defined in either section 3(37) of ERISA or section 414(f) of the Code.

     "Net Current Assets" shall mean the amount by which (A)(i) Cash and Cash Equivalents, plus (ii) Accounts Receivable - Net of Reserve for Doubtful Accounts, plus (iii) Costs and Estimated Earnings in Excess of Billings on Uncompleted Contracts, plus (iv) Prepaid Expenses and Other Current Assets, exceeds (B)(i) Accounts Payable, plus (ii) Accrued Expenses, plus (iii) Income Taxes Payable, plus (iv) Billings in Excess of Costs and Estimated Earnings on Uncompleted Contracts, as determined in Accordance with GAAP; provided that there be excluded from any determination of Net Current Assets, Notes and Advances due from Affiliates and Loans To Frank Hake.

     "Notices" shall have the meaning set forth in Section 0

     "Occupational Safety and Health Law" shall mean any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and, to the extent required by any Legal Requirement, any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

     "Order" shall mean any award, decision, injunction, judgment, writ, decree, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator or arbitration panel.

     "Ordinary Course of Business" shall mean an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

          (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

          (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority).

     "Organization Documents" shall mean, when used with reference to

          (a) a corporate entity, its articles of incorporation and by-laws,

          (b) a limited or general partnership, its articles or agreement of partnership and any certificate of partnership or similar instrument required to be filed in a state in connection with its formation and,

          (c) any trust or other legal entity, any agreement or instrument establishing such trust or other entity.

     "Parties" shall have the meaning set forth in the preamble of this Agreement.

     "Patents" shall have the meaning set forth in Section 0

     "PBGC" shall have the meaning set forth in Section 0

     "Pension Plan" shall have the meaning set forth in section 3(2) of ERISA.

     "Permitted Encumbrances" shall mean (i) such Encumbrances and minor imperfections of title that have arisen only in the Ordinary Course of Business;
(ii) Encumbrances for current Taxes not yet due or for Taxes being contested in good faith by appropriate proceedings; (iii) any inchoate mechanic's and materialmen's Encumbrances for construction in process; (iv) any workmen's, repairmen's, warehousemen's and carriers Encumbrances arising in the Ordinary Course of Business; (v) easements, quasi-easements, rights of way, restrictive covenants and land use ordinances and zoning plans which are matters of public record; (vi) deposits or pledges to secure obligations under workers' compensation, social security or similar laws or under unemployment insurance;
(vii) any "Permitted Exceptions" (as contemplated in Section 6.4(b)); and (viii) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business; in each case to the extent the same do not and will not detract in any material respect from the value (determined as if such Encumbrance did not exist) of, or impair the use or enjoyment of, or impair the sale, transfer, conveyance or assignment for fair value (determined as if such Encumbrance did not exist) of, any assets subject thereto or the operation of the businesses of The Hake Group of Companies as currently conducted.

     "Person" shall mean any individual, entity, organization, labor union, or other entity or Governmental Body.

     "Proceeding" shall mean any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative or informal, and whether in law or in equity) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator or arbitration panel.

     "Purchase Price" shall have the meaning set forth in Section 0

     "Release" has the meanings defined and set forth in any Environmental Law (including but not limited to CERCLA (S) 101(22) and/or equivalent State law) and includes but is not limited to any spilling, leaking, emitting, discharging, disposing, pumping, emitting, injecting, migrating, depositing, escaping, leaching, dumping or other releasing of any Hazardous Material into the Environment, whether intentional or unintentional.

     "Representative" shall mean with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

     "Retained Liabilities" means the following liabilities of The Hake Group of
Companies:

          (i) All liabilities of The Hake Group of Companies that are known and are reflected on Schedule 14 hereto.

          (ii) All liabilities of The Hake Group of Companies relating to the use and handling of asbestos, whether known or unknown, contingent or otherwise, to the extent the same relate to any period ending with or prior to the Closing Date

          (iii) All liabilities of The Hake Group of Companies to its employees for age, race and sex discrimination, sexual harassment, and violation of the Americans with Disabilities Act, whether known or unknown, contingent or otherwise, to the extent the same relate to any period ending with or prior to the Closing Date.

          (iv) All liabilities of The Hake Group of Companies for environmental matters relating to the Leased Real Property and the Talbot Property, whether known or unknown, contingent or otherwise, to the extent any of the same relate to any period ending with or prior to the Closing Date, except to the extent such liabilities are increased by the use of the properties by Matrix.

     "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

     "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "Software" shall have the meaning set forth in Section 0

     "Survey" shall have the meaning set forth in Section 0

     "Tax" shall have the meaning set forth in Section 0

     "Tax Return" shall have the meaning set forth in Section 0

     "Threat of Release" shall mean a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

     "Threatened" shall mean a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made in writing or any notice has been given in writing, or if the Persons included within the definition of Holders' Knowledge have actual knowledge of such threat.

     "Welfare Plan" shall have the meaning set forth in section 3(1) of ERISA.

     "WIP Contracts" shall mean shall mean the contracts, agreements and work orders entered into by The Hake Group of Companies (or any of them) and identified on Exhibit B attached hereto (but only to the extent such contract is identified under the "Percentage Completed" column on Exhibit B as not being 100% completed as of the date hereof, (and then only to the extent performance by the relevant member of The Hake Group of Companies) under the same (exclusive of warranty or other similar undertakings) shall not have been fully completed by such member prior to the Closing), together with such other customer contracts, agreements and work orders as shall be added to Exhibit B by mutual written agreement of the Parties prior to the Closing.

                                    exhibit a

--------------------   -------------------------------   --------------
                                Hake Group of            Percentage of
   Name of Holder            Companies Interests         Purchase Price
--------------------   -------------------------------   --------------
Skyview Partners LLC         100% OF THE EQUITY               88.7%
                              INTERESTS IN HAKE
                                 GROUP, INC.
--------------------   -------------------------------   --------------
   James A. Bogan             15% OF THE EQUITY                8.0%
                          INTERESTS IN BOGAN, INC.
--------------------   -------------------------------   --------------
  James Dougherty             10% OF THE EQUITY                3.3%
                                INTERESTS IN
                       MID-ATLANTIC CONSTRUCTORS, INC.
--------------------   -------------------------------   --------------

          The "Hake Group of Companies" consists of: Hake Group, Inc., Bogan, Inc., Frank W. Hake, Inc., Hover Systems, Inc., I&S, Inc., McBish Management, Inc., Mechanical Construction, Incorporated, Mid-Atlantic Constructors, Inc., Talbot Realty, Inc., Bish Investments, Inc. and I&S Joint Venture, L.L.C. except with reference to Sections 0through 0 for which the "Hake Group of Companies" shall include all of the foregoing but shall also include Ragner Hake LLC. The parties acknowledge and agree that 50% of the membership interests in Ragner Hake LLC are owned by Ragner Benson, Inc. and that no interests in Ragner Benson, Inc. nor any interests held by Ragner Benson, Inc. in Ragner Hake LLC are being transferred as part of the transactions contemplated by the Agreement.

                                    exhibit b
                     WIP CONTRACTS AND PERCENTAGE COMPLETED

--------------------------------------------------------------------------------
            WIP Contract                          Percentage Completed
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                    Exhibit D

                                MEP Participants

    MEP Participant                                 Percentage of MEP Allocation
-----------------------                             ----------------------------
Eagleview Partners, LLC                                         34.8%
       Alan Segal                                               22.1%
     Sidney Laytin                                              23.1%
  Walter P. McFarland                                           20.0%

B-1